Exhibit 99.2



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                   Page
                                                                                                                   ----
Consolidated Financial Statements
Management's Report on Internal Control Over Financial Reporting................................................    F-2
Reports of Independent Registered Public Accounting Firm........................................................    F-3
Consolidated Statements of Income for the Years Ended December 31, 2005, 2004 and 2003..........................    F-5
Consolidated Balance Sheets at December 31, 2005 and 2004.......................................................    F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2005, 2004 and 2003......................    F-7
Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 2005, 2004 and 2003............    F-8
Notes to the Consolidated Financial Statements..................................................................   F-10


        MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

         Bunge Limited's management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f). Bunge Limited's internal control system was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

         A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

         Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to further periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate.

         Under the supervision and with the participation of management, including its principal executive officer and principal financial officer, Bunge Limited's management assessed the design and operating effectiveness of internal control over financial reporting as of December 31, 2005 based on the framework in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

         Based on Bunge Limited's assessment under the framework in Internal Control--Integrated Framework issued by COSO, management concluded that Bunge Limited's internal control over financial reporting was effective as of December 31, 2005. Management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is included herein.

/s/ ALBERTO WEISSER
----------------------------------
Alberto Weisser
Chief Executive Officer



/s/ WILLIAM M. WELLS
----------------------------------
William M. Wells
Chief Financial Officer

March 3, 2006

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Bunge Limited

         We have audited management's assessment, included in the accompanying "Management's Report on Internal Control Over Financial Reporting," that Bunge Limited and its Subsidiaries (the "Company") maintained effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

         We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

         A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

         Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

         In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005 is fairly stated, in all material respects, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

         We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of December 31, 2005 and for the year then ended of the Company and our report dated March 3, 2006 expressed an unqualified opinion on those financial statements.

/s/ DELOITTE & TOUCHE LLP
New York, NY
March 3, 2006

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Bunge Limited

         We have audited the accompanying consolidated balance sheets of Bunge Limited and Subsidiaries (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Bunge Limited and Subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

         We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 3, 2006 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/  DELOITTE & TOUCHE LLP
New York, NY
March 3, 2006
(November 10, 2006 as to Note 4 and Note 26)

                         BUNGE LIMITED AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                (U.S. dollars in millions, except per share data)


                                                                                       Year Ended December 31,
                                                                               ----------------------------------------
                                                                                   2005          2004          2003
                                                                               ------------  ------------  ------------
Net sales................................................................      $   24,275    $  25,168     $  22,165
Cost of goods sold (Note 9)..............................................         (22,704)     (23,282)      (20,860)
                                                                               ------------  ------------  ------------
Gross profit.............................................................           1,571        1,886         1,305
Selling, general and administrative expenses.............................            (956)        (871)         (691)
Gain on sale of soy ingredients business.................................               --          --           111
Interest income..........................................................             104          103           102
Interest expense.........................................................            (231)        (214)         (215)
Foreign exchange (loss) gain.............................................             (22)         (31)           92
Other income (expense)--net...............................................             53           31            19
                                                                               ------------  ------------  ------------

Income from continuing operations before income tax and minority interest             519          904           723
Income tax benefit (expense).............................................              82         (289)         (201)
                                                                               ------------  ------------  ------------

Income from continuing operations before minority interest...............             601          615           522
Minority interest........................................................             (71)        (146)         (104)
                                                                               ------------  ------------  ------------
Income from continuing operations........................................             530          469           418
Discontinued operations, net of tax benefit of $5 (2003) (Note 3)........              --           --            (7)
                                                                               ------------  ------------  ------------

Net income...............................................................            $530         $469          $411
                                                                               ============  ============  ============

Earnings per common share (Note 22):
Basic
Income from continuing operations........................................      $     4.73    $    4.42     $    4.19
Discontinued operations..................................................              --           --          (.07)
                                                                               ------------  ------------  ------------
Net income per share.....................................................      $     4.73    $    4.42     $    4.12
                                                                               ============  ============  ============
Diluted
Income from continuing operations........................................      $     4.43    $    4.10     $    3.89
Discontinued operations..................................................              --           --          (.06)
                                                                               ------------  ------------  ------------
Net income per share.....................................................      $     4.43    $    4.10     $    3.83
                                                                               ============  ============  ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         BUNGE LIMITED AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                  (U.S. dollars in millions, except share data)

                                                                                                 December 31,
                                                                                    ----------------------------------------
                                                                                           2005                 2004
                                                                                    ------------------    ------------------
                                       ASSETS

Current assets:
     Cash and cash equivalents....................................................       $      354        $      432
     Trade accounts receivable (less allowance of $180 and $133) (Note 17)........            1,702             1,928
     Inventories (Note 4).........................................................            2,769             2,636
     Deferred income taxes........................................................              102                95
     Other current assets (Note 5)................................................            1,637             1,577
                                                                                    ------------------    ------------------
Total current assets..............................................................            6,564             6,668
Property, plant and equipment, net (Note 6).......................................            2,900             2,536
Goodwill (Note 7).................................................................              176               167
Other intangible assets, net (Note 8).............................................              132               156
Investments in affiliates (Note 10)...............................................              585               564
Deferred income taxes.............................................................              462               273
Other non-current assets..........................................................              627               543
                                                                                    ------------------    ------------------
Total assets......................................................................         $ 11,446          $ 10,907
                                                                                    ==================    ==================

                        LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Short-term debt (Note 15)....................................................       $      411             $ 541
     Current portion of long-term debt (Note 16)..................................              178               140
     Trade accounts payable.......................................................            1,803             1,898
     Deferred income taxes........................................................               38                38
     Other current liabilities (Note 11)..........................................            1,187             1,285
                                                                                    ------------------    ------------------
Total current liabilities.........................................................            3,617             3,902
Long-term debt (Note 16)..........................................................            2,557             2,600
Deferred income taxes.............................................................              145               232
Other non-current liabilities.....................................................              576               518

Commitments and contingencies (Note 20)

Minority interest in subsidiaries.................................................              325               280
Shareholders' equity:
     Common shares, par value $.01; authorized--240,000,000 shares; issued and                    1                 1
         outstanding:  2005--119,184,696 shares, 2004--110,671,450 shares............
     Additional paid-in capital....................................................           2,630             2,361
     Retained earnings.............................................................           1,907             1,440
     Accumulated other comprehensive loss..........................................            (312)             (427)
                                                                                    ------------------    ------------------
Total shareholders' equity.........................................................           4,226             3,375
                                                                                    ------------------    ------------------
Total liabilities and shareholders' equity.........................................        $ 11,446          $ 10,907
                                                                                    ==================    ==================


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         BUNGE LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (U.S. dollars in millions)

                                                                                          Year Ended December 31,
                                                                                    -----------------------------------
                                                                                        2005        2004        2003
                                                                                    -----------  ----------  ----------
OPERATING ACTIVITIES
Net income.......................................................................     $   530     $   469    $   411
Adjustment to reconcile net income to cash provided by (used for) operating activities:
Gain on sale of soy ingredients business.........................................          --          --       (111)
Foreign exchange (gain) loss on debt.............................................        (112)        (85)      (120)
Impairment of assets.............................................................          35          17         56
Bad debt expense.................................................................          40          58          3
(Decrease) increase in allowance for recoverable taxes...........................         (27)          2        (38)
Depreciation, depletion and amortization.........................................         278         212        184
Deferred income taxes............................................................        (238)        (56)       (17)
Minority interest................................................................          71         146        104
Changes in operating assets and liabilities, excluding
the effects of acquisitions:
     Trade accounts receivable...................................................         270        (398)      (129)
     Inventories.................................................................         (11)        328       (249)
     Prepaid commodity purchase contracts........................................         (41)        211        (76)
     Advances to suppliers.......................................................         135        (341)       (30)
     Trade accounts payable......................................................        (337)        164        174
     Arbitration settlement (Note 20)............................................           --         --        (57)
     Other--net                                                                          (211)         75       (146)
                                                                                    -----------  ----------  ----------
         Cash provided by (used for) operating activities........................         382         802        (41)

INVESTING ACTIVITIES
Payments made for capital expenditures...........................................        (522)       (437)      (304)
Business acquisitions (net of cash acquired) and intangible assets...............         (50)       (355)      (196)
Investments in affiliates........................................................         (18)        (24)        --
Proceeds from disposal of long-lived assets......................................          59          14         28
Return of capital from affiliates................................................          38          17         --
Related party repayments (loans).................................................          13         (13)        41
Investment in notes receivable...................................................          --         (26)        --
Proceeds from sale of assets held for sale.......................................          --          --        450
Proceeds from sale of discontinued operations....................................          --          --         82
                                                                                    -----------  ----------  ----------
         Cash (used for) provided by investing activities........................        (480)       (824)       101

FINANCING ACTIVITIES
Net change in short-term debt....................................................        (130)       (348)      (381)
Proceeds from long-term debt.....................................................       1,210         860        851
Repayment of long-term debt......................................................        (952)       (678)      (529)
Proceeds from sale of common shares..............................................          13         348          7
Dividends paid to shareholders...................................................         (63)        (51)       (42)
Dividends paid to minority interest..............................................         (57)        (52)       (63)
Redemption of redeemable preferred stock.........................................          --        (170)        --
Proceeds from receivable from former shareholder.................................          --          --         55
                                                                                    -----------  ----------  ----------
         Cash provided by (used for) financing activities........................          21         (91)      (102)
Effect of exchange rate changes on cash and cash equivalents.....................          (1)         56         61
                                                                                    -----------  ----------  ----------
Net (decrease) increase in cash and cash equivalents.............................         (78)        (57)        19
Cash and cash equivalents, beginning of period...................................         432         489        470
                                                                                    -----------  ----------  ----------
Cash and cash equivalents, end of period.........................................     $   354     $   432    $   489
                                                                                    ===========  ==========  ==========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         BUNGE LIMITED AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  (U.S. dollars in millions, except share data)

                                                                                              Accumulated
                                                                                                 Other
                                                                                             Comprehensive
                                            Common Shares    Additional   Receivable             Income      Total     Comprehensive
                                        --------------------   Paid-in   from Former  Retained   (Loss)   Shareholders'    Income
                                           Shares     Amount   Capital   Shareholder  Earnings  (Note 21)    Equity        (Loss)
                                        ------------  ------  ---------  -----------  --------  ---------  ----------   ------------

Balance, January 1, 2003..............    99,332,233  $   1     $ 1,999       $ (55)   $  653    $ (1,126)    $1,472
Comprehensive income--2003:
Net income............................            --      --         --          --       411          --        411        $411
Other comprehensive income (loss):
Foreign exchange translation
  adjustment, net of tax
  expense of $8.......................            --      --         --          --        --         489         --         489
Unrealized loss on commodity
  futures, net of tax
  benefit of $6.......................            --      --         --          --        --          (9)        --          (9)
Unrealized gain on investments,
  net of tax of $0....................            --      --         --          --        --           1         --           1
Reclassification of realized net
  (gains) to net income,
  net of tax expense of $2............            --      --         --          --        --          (1)        --          (1)
Minimum pension liability, net of
  tax benefit of $7...................            --      --         --          --        --         (10)        --         (10)
                                                                                                ---------               ------------
Total comprehensive income........                --      --         --          --        --         470        470        $881
                                                                                                ---------               ============
Collection of former shareholder
  receivable..........................            --      --         --          55        --          --        55
Dividends paid........................            --      --         --          --       (42)         --        (42)
Issuance of common shares:
--employee stock plan.................       576,085      --         11          --        --          --         11
                                        ------------  ------  ---------  -----------  --------  ---------  ----------
Balance, December 31, 2003............    99,908,318  $    1     $2,010       $  --    $1,022     $  (656)    $2,377
Comprehensive income--2004:
Net income............................            --      --         --          --       469          --        469        $469
Other comprehensive income (loss):
Foreign exchange translation
  adjustment, net of tax
  expense of $3.......................            --      --         --          --        --         217         --         217
Unrealized loss on commodity
  futures, net of tax
  benefit of $3.......................            --      --         --          --        --          (5)        --          (5)
Reclassification of realized net
  (gains) to net income, net of
  tax expense of $10..................            --      --         --          --        --          19         --          19
Minimum pension liability, net of
  tax benefit of $1...................            --      --         --          --        --          (2)        --          (2)
                                                                                                ---------               ------------
Total comprehensive income............            --      --         --          --        --         229        229      $  698
                                                                                                ---------               ============
Dividends paid........................            --      --         --          --       (51)         --        (51)
Issuance of common shares:
--public offering.....................     9,775,000      --        331          --        --          --        331
--employee stock plan.................       988,132      --         20          --        --          --         20
                                        ------------  ------  ---------  -----------  --------  ---------  ----------
Balance, December 31, 2004............   110,671,450  $    1     $2,361       $  --    $1,440    $   (427)    $3,375


                        (Continued on the following page)

                         BUNGE LIMITED AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  (U.S. dollars in millions, except share data)


                                                                                              Accumulated
                                                                                                 Other
                                                                                             Comprehensive
                                            Common Shares    Additional   Receivable             Income      Total     Comprehensive
                                        --------------------   Paid-in   from Former  Retained   (Loss)   Shareholders'    Income
                                           Shares     Amount   Capital   Shareholder  Earnings  (Note 21)    Equity        (Loss)
                                        ------------  ------  ---------  -----------  --------  ---------  ---------    ------------
Comprehensive income--2005:
Net income............................            --     $--        $--         $--    $  530     $   --    $   530         $530
Other comprehensive income (loss):
Foreign exchange translation
adjustment, net of tax
expense of $0.........................            --      --         --          --        --        101         --          101
Unrealized loss on commodity
futures, net of tax benefit of $2.....            --      --         --          --        --         (3)        --           (3)
Unrealized investment gains, net
of tax expense of $4..................            --      --         --          --        --         11         --           11
Reclassification of realized net
losses to net income, net of tax
benefit of $2.........................            --      --         --          --        --          4         --            4
Minimum pension liability, net of
tax expense of $1.....................            --      --         --          --        --          2         --            2
                                                                                                ---------               ------------
Total comprehensive income (loss).....            --      --         --          --        --        115        115         $645
                                                                                                ---------               ============
Dividends paid........................            --      --         --          --       (63)        --        (63)
Deferred financing costs
reclassified..........................            --      --         (5)         --        --         --         (5)
Tax benefits related to employee
stock plan............................            --      --          6          --        --         --          6
Issuance of common shares:
--convertible notes conversion........     7,777,927      --        250          --        --         --        250
--employee stock plan.................       735,319      --         18          --        --         --         18
                                        ------------  ------  ---------  -----------  --------  ---------  ----------
Balance, December 31, 2005               119,184,696   $  1      $2,630         $--    $1,907      $(312)    $4,226
                                        ============  ======  =========  ===========  ========  =========  ==========


        The accompanying notes are an integral part of these consolidated financial statements.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Significant Accounting Policies

         Description of Business--Bunge Limited is a Bermuda holding company. Bunge Limited, together with its consolidated subsidiaries through which Bunge's businesses are conducted (collectively, "Bunge"), is an integrated, global agribusiness and food company. Bunge Limited's common shares trade on the New York Stock Exchange under the ticker symbol "BG". Bunge operates in three divisions, which include four reporting segments: agribusiness, fertilizer, edible oil products and milling products.

         Agribusiness--Bunge's agribusiness segment is an integrated business involved in the purchase, storage, transport, processing and sale of agricultural commodities and commodity products. Bunge's agribusiness operations and assets are located in North and South America, Europe and Asia and it has international marketing offices throughout the world.

         Fertilizer--Bunge's fertilizer segment is involved in every stage of the fertilizer business, from mining of phosphate-based raw materials to sales of blended fertilizer products. Bunge's fertilizer operations are primarily located in Brazil.

         Edible oil products--Bunge's edible oil products segment consists of producing and selling edible oil products, such as bottled, packaged and bulk oils, shortenings, margarine, mayonnaise and other products derived from oilseeds. Bunge's edible oil products operations are located in North and South America, Europe and Asia.

         Milling products--Bunge's milling products segment includes the wheat and corn milling businesses. The wheat milling business consists of producing and selling wheat flours. Bunge's wheat milling activities are located in Brazil. The corn milling business consists of producing and selling products derived from corn. Bunge's corn milling activities are located in North America.

         Basis of Presentation and Principles of Consolidation--The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and include the assets, liabilities, revenues and expenses of all subsidiaries over which Bunge exercises control. Bunge's consolidated financial statements include the accounts of all majority owned subsidiaries where our ownership is more than 50% of common stock. Bunge has no non-consolidated majority owned subsidiaries. All significant intercompany transactions and balances with consolidated subsidiaries are eliminated in the consolidated financial statements. Minority interest related to Bunge's ownership interests of less than 100% is reported as minority interest in subsidiaries in the consolidated balance sheets. The minority ownership interest of Bunge's earnings, net of tax, is reported as minority interest in its consolidated statements of income.

         Investments in 20% to 50% owned affiliates in which Bunge has the ability to exercise significant influence are accounted for by the equity method of accounting whereby the investment is carried at acquisition cost, plus Bunge's equity in undistributed earnings or losses since acquisition. Investments in less than 20% owned affiliates are accounted for by the cost method unless such investments are marketable securities, which are carried at market value.

         Use of Estimates and Certain Concentrations of Risk--The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and require management to make certain estimates and assumptions. These may affect the reported amounts of assets and liabilities at the date of the financial statements. They may also affect the reported amounts of revenues and expenses during the reporting period. Amounts affected include, but are not limited to, allowances for doubtful accounts, inventories, allowances for recoverable taxes, impairment of long-lived assets, restructuring charges, useful lives of property, plant and equipment and intangible assets, contingent liabilities, income tax valuation allowances and pension plan obligations. Actual amounts may vary from those estimates.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Significant Accounting Policies (Continued)

         The availability and price of agricultural commodities used in Bunge's operations are subject to wide fluctuations due to unpredictable factors such as weather, plantings, government (domestic and foreign) farm programs and policies, changes in global demand and global production of similar and competitive crops.

         Translation of Foreign Currency Financial Statements--Bunge's reporting currency is the U.S. dollar. The functional currency of the majority of Bunge's foreign subsidiaries is their local currency and, as such, amounts included in the consolidated statements of income are translated at the weighted average exchange rates for the period. Assets and liabilities are translated at year end exchange rates and resulting foreign exchange translation adjustments are recorded in the consolidated balance sheets as a component of accumulated other comprehensive income (loss).

         Foreign Currency Transactions--Monetary assets and liabilities denominated in currencies other than the functional currency are remeasured into their respective functional currencies at exchange rates in effect at the balance sheet date. The resulting exchange gains or losses are included in Bunge's consolidated statements of income as foreign exchange gain (loss).

         Cash and Cash Equivalents--Cash and cash equivalents include time deposits and readily marketable securities with original maturity dates of three months or less at the time of acquisition.

         Accounts Receivable and Secured Advances to Suppliers--Accounts receivable and secured advances to suppliers are stated at the historical carrying amounts net of write-offs and allowances for uncollectible accounts. Bunge establishes an allowance for uncollectible trade accounts receivable and secured advances to farmers based on historical experience, market conditions, current trends and any specific customer collection issues that Bunge has identified. Uncollectible accounts are written off when a settlement is reached for an amount that is less than the outstanding historical balance or when Bunge has determined the balance will not be collected.

         Inventories--Readily marketable inventories in the agribusiness segment, which consist of merchandisable agricultural commodities, are stated at market value (net realizable value). Readily marketable inventories are agricultural commodities inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms. The merchandisable agricultural commodities are freely traded, have quoted market prices, may be sold without significant further processing and have predictable and insignificant disposal costs. Changes in the market values of merchandisable agricultural commodities inventories are recognized in earnings as a component of cost of goods sold.

         Inventories that are not readily marketable inventories are principally stated at the lower of cost or market. Cost is determined using the weighted average cost method.

         Derivatives--Bunge enters into derivatives that are related to its inherent business and financial exposure as a multinational agricultural commodities and food company. Bunge uses derivative instruments for the purpose of managing the exposures associated with commodity prices, foreign currency exchange rates, interest rates and energy costs.

         Bunge uses exchange-traded futures and options contracts to minimize the effects of changes in the prices of agricultural commodities on its agribusiness inventories and agricultural commodities forward cash purchase and sales contracts. Exchange-traded futures and options contracts are valued at the quoted market prices. Forward purchase contracts and forward sale contracts are valued at the quoted market prices, which are based on exchange quoted prices adjusted for differences in local markets. Changes in the market value of forward purchase and sale contracts, and exchange-traded futures and options contracts, are recognized in earnings as a component of cost of goods sold. These contracts are predominantly settled in cash. Bunge is exposed to loss in the event of non-performance by the counter-party to forward purchase and forward sales contracts. The values of these contracts are reduced by a provision related to the potential loss in the event of non-performance.

         In addition, Bunge hedges portions of its forecasted U.S. oilseed processing production requirements, including forecasted purchases of soybeans and sales of soy commodity products for quantities that usually do not exceed three

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Significant Accounting Policies (Continued)

months of processing capacity. The instruments used are exchange-traded futures contracts, which are designated as cash flow hedges. The changes in the market value of such futures contracts have historically been, and are expected to continue to be, highly effective at offsetting changes in price movements of the hedged item. To the extent they provide effective offset, gains or losses arising from hedging transactions are deferred in accumulated other comprehensive income (loss), net of applicable taxes, and are reclassified to cost of goods sold in the consolidated statements of income when the products associated with the hedged item are sold. Bunge expects to reclassify approximately $4 million after tax net gains to cost of goods sold in the year ending December 31, 2006, relating to exchange-traded futures contracts designated as cash flow hedges. If at any time during the hedging relationship Bunge no longer expects the hedge to be highly effective, the changes in the market value of such futures contracts would prospectively be recorded in the consolidated statements of income.

         Bunge also enters into derivative financial instruments, such as foreign currency options, forward contracts and swaps, to limit exposures to changes in foreign currency exchange rates with respect to its recorded foreign currency denominated assets and liabilities and its local currency operating expenses. These derivative instruments are marked-to-market, with changes in their fair value recognized as a component of foreign exchange in the consolidated statements of income. Bunge may also hedge other foreign currency exposures as deemed appropriate.

         Bunge may also use derivative instruments, such as treasury rate locks, to reduce the risk of changes in interest rates on forecasted issuance of fixed rate debt. To the extent they are designated as cash flow hedges and provide effective offset, gains and losses arising from these derivative instruments are deferred in accumulated other comprehensive income (loss) and recognized in the consolidated statements of income over the term of the underlying debt. In addition, Bunge enters into interest rate swaps to manage its interest rate exposure on a portion of its fixed rate debt. The interest rate swaps used by Bunge are designated as fair value hedges and have been recorded at fair value in other liabilities in the consolidated balance sheets with changes in fair value recorded currently in earnings. Additionally, the carrying amount of associated debt relating to interest rate swaps is adjusted currently in earnings for changes in the fair value due to changes in interest rates.

         All derivative financial instruments are marked-to-market and any resulting unrealized gains and losses on such derivative contracts are recorded in other current assets or other current liabilities in Bunge's consolidated balance sheets.

         Recoverable Taxes--Recoverable taxes represent value added taxes paid on the acquisition of raw materials and other services which can be recovered in cash or as compensation of outstanding balances against income taxes or certain other taxes Bunge may owe. Recoverable taxes are offset by allowances for uncollectible amounts if it is determined that collection is doubtful.

         Property, Plant and Equipment, Net--Property, plant and equipment, net is stated at cost less accumulated depreciation and depletion. Major renewals and improvements are capitalized, while maintenance and repairs are expensed as incurred. Costs related to legal obligations associated with the retirement of assets are capitalized and depreciated over the lives of the underlying assets. Depreciation is computed based on the straight line method over the estimated useful lives of the assets. Useful lives for property, plant and equipment are as follows:

                                                                        Years
                                                                        -----
                 Buildings......................................         10-50
                 Machinery and equipment........................          7-20
                 Furniture, fixtures and other..................          3-20

         Included in property, plant and equipment are mining properties that are stated at cost less accumulated depletion. Depletion is calculated using the unit of production method based on proven and probable reserves. The useful lives of Bunge's mines operated in its fertilizer operations, relating to the reserve depletion, range from 18 to 55 years.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Significant Accounting Policies (Continued)

         Bunge capitalizes interest on borrowings during the construction period of major capital projects. The capitalized interest is recorded as part of the asset to which it relates, and is depreciated over the asset's estimated useful life.

         Goodwill--Goodwill relates to the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired in a business acquisition. Goodwill is tested annually for impairment based upon the fair value of the reporting unit with which it resides (see Note 7 of the notes to the consolidated financial statements). Impairment losses are included in cost of goods sold in the consolidated statements of income.

         Other Intangible Assets--Other intangible assets that have finite useful lives include brands and trademarks recorded at fair value at the date of acquisition. Other intangible assets with finite lives are amortized on a straight line basis over their estimated useful lives, ranging from 10 to 40 years. Other intangible assets with indefinite lives are not amortized but rather tested annually for impairment (see Note 8 of the notes to the consolidated financial statements).

         Impairment of Long-Lived Assets--Bunge reviews for impairment its long-lived assets whenever events or changes in circumstances indicate that carrying amounts of an asset may not be recoverable. In performing the review for recoverability, Bunge estimates the future cash flows expected to result from the use of the asset and from its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized; otherwise, no impairment loss is recognized. Bunge records impairments related to long-lived assets used in the processing of its products in cost of goods sold, which is a component of income from continuing operations before income tax and minority interest, in the consolidated statements of income. The measurement of an impairment loss to be recognized for long-lived assets and identifiable intangibles that Bunge expects to hold and use is the excess of the carrying value over the fair value of the asset.

         Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

         Stock-Based Compensation--Bunge has an Equity Incentive Plan and a Non-Employee Directors' Equity Incentive Plan, which are described more fully in
Note 23 of the notes to the consolidated financial statements. In accordance with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), Bunge has elected to continue to account for stock-based compensation using the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and Financial Accounting Standards Board
(FASB) Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (FIN 28). Bunge has granted stock options, performance-based restricted stock unit awards and time-vested restricted stock unit awards under its Equity Incentive Plan and stock options under its Non-Employee Directors' Equity Plan. In accordance with APB 25, Bunge accrues costs for its restricted stock unit awards granted over the vesting or performance period, and adjusts costs related to its performance-based restricted stock units for subsequent changes in the fair market value of the awards as well as the number of shares issued upon settlement of the awards. These compensation costs are recognized in the consolidated statements of income. There is no compensation cost recorded for stock options granted under either plan, since the exercise price is equal to the fair market value of the underlying common shares on the date of grant.

         Compensation expense related to restricted stock unit awards is based on the quoted market price of Bunge's common shares and is recorded in the consolidated statements of income based on the vesting terms. In accordance with APB 25, Bunge recorded compensation expense of $17 million, $25 million and $9 million for the years ended December 31, 2005, 2004 and 2003, respectively, for grants of restricted stock unit awards.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Significant Accounting Policies (Continued)

         In accordance with SFAS No. 123 and the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure, Bunge discloses the pro forma effect of accounting for stock-based awards under the fair value method. The following table sets forth pro forma information as if Bunge had applied the fair value recognition provisions of SFAS No. 123 to stock-based awards granted to determine its stock-based compensation cost. The assumptions used to determine fair value are disclosed below.

                                                                                    Year Ended December 31,
                                                                                ------------------------------
        (US$ in millions, except per share data)                                   2005      2004       2003
        ----------------------------------------                                ---------  ---------  --------

        Net income, as reported..............................................     $  530    $ 469     $ 411
        Deduct:  Total stock-based employee compensation expense
        determined under fair value based method for stock awards granted,
        net of related tax effects...........................................         (8)      (7)       (7)
                                                                                ---------  ---------  --------
        Pro forma net income.................................................     $  522    $ 462     $ 404
                                                                                =========  =========  ========

        Earnings per common share (see Note 22):
        Basic--as reported....................................................      $4.73    $4.42     $4.12
        Basic--pro forma......................................................      $4.66    $4.36     $4.05
        Diluted--as reported(1)...............................................      $4.43    $4.10     $3.83
        Diluted--pro forma(1).................................................      $4.36    $4.04     $3.76
        -----------------------------


         (1) The numerator for the calculation of diluted-as reported earnings per share and diluted-pro forma earnings per share for the years ended December 31, 2005, 2004 and 2003 includes interest expense, net of tax of $5 million, $5 million and $5 million, respectively, related to Bunge's 3.75% convertible notes due 2022 (see Note 22 of the notes to the consolidated financial statements).

         The estimated fair value of Bunge's options on the date of grant was calculated using the Black-Scholes option-pricing model. The weighted average fair value of each stock option granted during 2005, 2004 and 2003 was approximately $18.48, $14.17 and $9.82, respectively. The following assumptions were used for the years ended December 31, 2005, 2004 and 2003:

        Assumptions:
                                                     2005     2004     2003
                                                   -------  -------  -------
        Expected option life (in years)              6.00     8.96     8.79
        Expected dividend yield                      1.15%    1.30%    1.57%
        Expected volatility of market price            32%      29%      34%
        Risk-free interest rate                      4.04%    3.70%    4.10%

         Income Taxes--Income tax expenses are recognized based on the tax jurisdictions in which Bunge's subsidiaries operate. Under Bermuda law, Bunge is not required to pay taxes in Bermuda on either income or capital gains. The provision for income taxes includes income taxes currently payable and deferred income taxes arising as a result of temporary differences between financial and tax reporting. Deferred tax assets are reduced by valuation allowances if it is determined that it is more likely than not that the deferred tax asset will not be realized.

         Revenue Recognition--Sales of agricultural commodities, fertilizers and all other products are recognized when title to the product and risk of loss transfer to the customer, which is dependent on the agreed upon sales terms with the customer. These sales terms provide for passage of title either at the time shipment is made or at the time of the delivery of product. Net sales are gross sales less discounts related to promotional programs and sales taxes. Shipping and handling costs are included as a component of cost of goods sold.

         Research and Development--Research and development costs are expensed as incurred. Research and development expenses were $18 million, $14 million and $8 million in 2005, 2004 and 2003, respectively.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Significant Accounting Policies (Continued)

         Adoption of New Accounting Pronouncements--In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143 (FIN 47). FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the fair value of the liability can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective December 31, 2005 for calendar year companies. The adoption of FIN 47 did not have a material impact on Bunge's consolidated financial statements.

         New Accounting Pronouncements--In May 2005, Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (SFAS No. 154). SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless such application is impracticable. SFAS No. 154 also requires that a change in the method of depreciation, amortization or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle, rather than reporting such a change as a change in accounting principle as previously reported under Accounting Principles Board
(APB) Opinion No. 20 (APB 20). SFAS No. 154 replaces APB 20 and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, carrying forward many provisions of APB 20 and the provisions of SFAS No. 3. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, however, earlier application is permitted for fiscal years beginning after June 1, 2005. SFAS No. 154 does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154.

         In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment (SFAS No. 123R), that requires all share-based payments, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123R was effective for the first interim or annual periods beginning July 1, 2005. In April 2005, the SEC issued an amendment to Rule 4-01(a) of Regulation S-X of the Exchange Act regarding the compliance date for SFAS No. 123R. The amendment requires companies to prepare financial statements in accordance with SFAS No. 123R beginning with the first interim or annual period of a company's first fiscal year beginning on or after June 15, 2005, therefore, for companies with a calendar fiscal year end, the effective date is January 1, 2006. Bunge currently reports stock compensation based on APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) with pro forma disclosures regarding fair value. Bunge is currently evaluating the provisions of SFAS No. 123R to determine the impact on its financial statements.

         Reclassifications--Certain reclassifications were made to the prior years' consolidated financial statements to conform to the current year's presentation.

2. Business Acquisitions

         During 2005, Bunge completed acquisitions having an aggregate purchase price of $27 million, which consisted primarily of $13 million related to a 61% share acquisition of an integrated soybean crushing and refining company in the port city of Rizhao, China, from Sanwei Group Ltd. and several other smaller acquisitions totaling $14 million. Bunge has completed a preliminary purchase price allocation for these acquisitions. Bunge recognized $3 million of goodwill as result of these acquisitions as of December 31, 2005. Pro forma financial information is not presented as the pro forma results do not materially differ from actual results.

         In addition, in 2005, Bunge acquired for $23 million a premium bottled oil brand from Molinos International, a subsidiary of Molinos Rio de la Plata S.A. The acquisition encompasses exclusive rights to the Ideal(TM) premium oil brand in Russia and the former Soviet Union countries. Bunge has assigned this brand to its edible oil products segment.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. Business Acquisitions (Continued)

         In the second half of 2004, Bunge acquired the remaining 17% of the outstanding capital stock of Bunge Brasil S.A. that it did not already own for $314 million in cash. The acquisition was funded with net proceeds of a public offering of Bunge's common shares in June 2004 (see Note 21 of the notes to the consolidated financial statements). As a result of the acquisition, Bunge now owns 100% of Bunge Brasil and its subsidiaries, Bunge Alimentos S.A., Bunge's Brazilian agribusiness and food products subsidiary, and Bunge Fertilizantes S.A., Bunge's Brazilian fertilizer subsidiary. Bunge has been consolidating Bunge Alimentos and Bunge Fertilizantes since 1997. The acquisition was accounted for under the purchase method as a step acquisition of minority interest.

         The following table summarizes the allocation of $137 million, which is the excess of the cost to acquire the minority interest in Bunge Brasil over the historical book value of the acquired minority interest, to certain intangible assets and segments based on the finalization of the fair value of these assets.


                                                                           Edible Oil    Milling
(US$ in millions)                                Agribusiness   Fertilizer  Products     Products   Total
-----------------                                ------------   ----------  --------     --------   -----
Property, plant and equipment.................       $15           $101         $6         $4       $126
Trademarks/brands.............................        --             25          4          4         33
Licenses......................................        --              5         --         --          5
Goodwill......................................        18             --          5          6         29
Deferred income tax liabilities...............        (5)           (45)        (3)        (3)       (56)
                                                ------------- ------------  ----------  ---------  -------
Total.........................................       $28            $86        $12        $11       $137




3. Discontinued Operations


         In 2003, Bunge sold its U.S. bakery business to a third party. The sale includes the facilities that manufactured, marketed and sold dry mixes, frozen bakery products, syrups and toppings that were historically reported in the milling and baking products segment until its sale. The proceeds from the sale were $82 million, net of expenses. The divestiture resulted in a gain to Bunge of $2 million, net of tax expense of $1 million, which has been reported as discontinued operations in the consolidated statement of income. In addition, in 2003, discontinued operations in the consolidated statement of income included an environmental expense of $3 million, net of tax benefit of $3 million, related to discontinued operations Bunge sold in 1995.

                                                               Year Ended
             (US$ in millions)                             December 31, 2003
             -----------------                             -----------------
             Net sales...................................          $180
             (Loss) income before income taxes...........          $(15)

4. Inventories

         In the first quarter 2006 Form 10-Q, Bunge reclassified certain edible oil product lines from the agribusiness segment to the edible oil products segment. As a result, the inventory amounts below at December 31, 2005 and 2004 have been reclassified to conform to the 2006 presentation.

         Inventories consist of the following:

                                                                December 31,
                                                            --------------------
        (US$ in millions)                                     2005       2004
        -----------------                                   --------  ----------
        Agribusiness--Readily marketable
        inventories at market value(1)...................    $1,534     $1,264
        Fertilizer.......................................       421        522
        Edible oils......................................       375        489
        Milling..........................................        73         58
        Other(2).........................................       366        303
                                                                ---        ---
        Total............................................    $2,769     $2,636
                                                             ======     ======
------------------------

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1) Readily marketable inventories are agricultural commodities inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms.

(2)  Agribusiness inventories carried at lower of cost or market.

5. Other Current Assets

         Other current assets consist of the following:

                                                                December 31,
        (US$ in millions)                                     2005       2004
        -----------------                                    --------  ---------
        Prepaid commodity purchase contracts...............    $   93     $   37
        Secured advances to suppliers......................       635        697
        Unrealized gains on derivative contracts...........       196        310
        Recoverable taxes..................................       216        138
        Marketable securities..............................         9         14
        Other..............................................       488        381
                                                             --------  ---------
        Total..............................................    $1,637     $1,577
                                                             ========  =========
         Prepaid commodity purchase contracts--Prepaid commodity purchase contracts represent payments to producers in advance of delivery of the underlying commodities. Prepaid commodity purchase contracts are recorded at market.

         Secured advances to suppliers--Bunge provides cash advances to suppliers, which primarily include farmers of soybeans and other agricultural commodities, to finance a portion of the suppliers' production cost. The advances are generally collateralized by physical assets of the supplier and carry a market interest rate. Secured advances to suppliers are stated at the original value of the advance plus accrued interest, less allowances for uncollectible advances. In addition to the current secured advances, Bunge has long term secured advances to suppliers, primarily farmers, in the amount of $196 million and $198 million at December 31, 2005 and 2004, respectively. The allowance for uncollectible advances totaled $32 million and $43 million at December 31, 2005 and 2004, respectively.

         Marketable securities--These securities are classified as trading securities and recorded at fair value based on quoted market prices. The related gains or losses are recognized in other income (expense)--net in the consolidated statements of income.

6.  Property, Plant and Equipment

         Property, plant and equipment consist of the following:

                                                                 December 31,
                                                            --------------------
        (US$ in millions)                                      2005       2004
        -----------------                                   ---------  ---------
        Land.............................................   $    132   $    140
        Mining properties................................        224        206
        Buildings........................................      1,171        917
        Machinery and equipment..........................      3,094      2,482
        Furniture, fixtures and other....................        230        224
                                                            --------   --------
                                                               4,851      3,969
        Less: accumulated depreciation and depletion.....     (2,491)    (1,810)
        Plus: construction in process....................        540        377
                                                            --------   --------
        Total............................................   $  2,900   $  2,536
                                                            ========   ========

         Bunge capitalized interest on construction in progress in the amount of $12 million, $6 million and $8 million in 2005, 2004 and 2003, respectively. Depreciation and depletion expense was $272 million, $208 million and $182 million in 2005, 2004 and 2003, respectively.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7. Goodwill

         Bunge performed its annual impairment test in the fourth quarter of 2005 and 2004 and has determined that there was no goodwill impairment for the years ended December 31, 2005 and 2004.

         In the fourth quarter of 2003, Bunge performed its annual impairment test and recorded in cost of goods sold in the consolidated statements of income a pretax goodwill impairment charge of $16 million relating to its Austrian oilseed processing operations. The write-down resulted from a weak operating environment in this region causing the fair value of the reporting unit to be lower than its carrying value. No other impairment charges resulted from the required impairment evaluations on the rest of Bunge's reporting units. In assessing the recovery of goodwill, projections regarding estimated discounted future cash flows, market conditions and other factors are made to determine the fair value of the reporting units and the respective assets. These projections are based on historical data, anticipated market conditions and management plans. If these estimates or related projections change in the future, Bunge may be required to record additional impairment charges.

         The changes in the carrying amount of goodwill by segment at December 31, 2005 and 2004 are as follows:


                                                                    Edible Oil   Milling
(US$ in millions)                                     Agribusiness   Products    Products    Total
-----------------                                    -------------  ----------  ----------  -------
Balance, January 1, 2004..........................         $138           $5        $5       $148
Goodwill acquired.................................           29            2        --         31
Tax benefit on goodwill amortization (1)..........          (10)          --        --        (10)
Allocation of acquired goodwill (2)...............           (3)          --        (3)        (6)
Foreign exchange translation......................            3            1        --          4
                                                     -------------  ----------  ----------  -------
Balance, December 31, 2004........................          157            8         2        167
Goodwill acquired (3).............................            3           --        --          3
Tax benefit on goodwill amortization (1)..........          (13)          --        --        (13)
Allocation of acquired goodwill (2)...............           (9)           5         6          2
Foreign exchange translation......................           17           --        --         17
                                                     -------------  ----------  ----------  -------
Balance, December 31, 2005........................         $155          $13        $8       $176
                                                     =============  ==========  ==========  =======

-----------------------------

(1) Bunge's Brazilian subsidiary's tax deductible goodwill is in excess of its book goodwill. For financial reporting purposes, the tax benefits attributable to the excess tax goodwill are first used to reduce associated goodwill and then intangible assets to zero, prior to recognizing any income tax benefit in the consolidated statements of income.

(2) In 2005, upon completion of the final valuation of the Bunge Brasil S.A. minority interest purchase completed in 2004, Bunge reallocated acquired goodwill of $5 million to the edible oil products segment and $6 million to the milling products segment from the agribusiness segment. In addition, Bunge reallocated $2 million of an intangible asset acquired in 2004 to goodwill. In 2004, Bunge assigned $3 million of goodwill acquired in its agribusiness segment to property, plant and equipment and $3 million of goodwill acquired in its milling products segment to intangible assets upon completion of final valuation related to certain smaller acquisitions.

(3)    See Note 2 of the notes to the consolidated financial statements.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.  Other Intangible Assets

         Bunge's other intangible assets consist of trademarks/brands, licenses, software technology and unamortized prior service costs relating to Bunge's employee defined benefit plans (see Note 18 of the notes to the consolidated financial statements). The aggregate amortization expense for other intangible assets was $6 million, $4 million and $2 million for the years ended December 31, 2005, 2004 and 2003, respectively. The annual estimated amortization expense for 2006 to 2010 is approximately $5 million per year.

         Intangible assets consist of the following:

                                                                December 31,
                                                             -------------------
           (US$ in millions)                                   2005       2004
           -----------------                                 --------  ---------
           Trademarks/brands-finite lived..................    $109        $87
           Licenses........................................       7          5
           Other...........................................      15         18
                                                             --------  ---------
                                                                131        110
           Less: accumulated amortization:
              Trademarks/brands............................      (7)        (3)
              Licenses.....................................      (3)        (2)
              Other........................................      (2)        (1)
                                                             --------  ---------
                                                                (12)        (6)

           Trademarks/brands-indefinite lived..............       2         40
           Unamortized prior service costs of
           defined benefit plans (Note 18).................      11         12
                                                             --------  ---------
           Intangible assets, net of accumulated
           amortization....................................    $132       $156
                                                             ========  =========

         Bunge has assigned a 30-year life to the Ideal(TM) premium oil brand acquired in 2005 (see Note 2 of the notes to the consolidated financial statements).

         In 2005, Bunge received a favorable U.S. tax ruling with respect to the tax status of certain entities acquired in the 2002 acquisition of Cereol S.A. (Cereol). As a result of receipt of the favorable U.S. tax ruling and in accordance with EITF Issue No. 93-7, Uncertainties Related to Income Taxes in a Purchase Business Combination, Bunge reduced certain indefinite lived intangible assets acquired in the Cereol acquisition by $39 million, net of deferred tax liabilities, to zero (see Note 13 of the notes to the consolidated financial statements).

         In addition, in 2005, upon finalization of the purchase price allocation of certain smaller acquisitions made in 2004, Bunge reallocated $2 million to goodwill and $1 million to property, plant and equipment that was preliminarily allocated to intangible assets.

9. Long-Lived Asset Impairment and Restructuring Charges

         Impairment--In 2005, Bunge recorded a pretax non-cash impairment charge in its agribusiness segment of $32 million related to write-downs of two South American oilseed processing facilities due to a deteriorating operating environment caused by industry conditions and a strengthening Brazilian real which resulted in the fair value of these two facilities being lower than their carrying value. Based on an appraisal valuation, these facilities were written down to their estimated fair value and were permanently closed. In addition, Bunge recorded a pretax non-cash impairment charge in its agribusiness segment of $3 million related to an oilseed processing plant in India as a result of a decline in the projected cash flows caused by competitive conditions in this region, which resulted in the carrying value of this facility being written down to its estimated fair value.

         In 2004, Bunge recorded pretax non-cash impairment charges of $17 million relating to write-downs of its refining and bottling facilities in the agribusiness segment in Western Europe attributable to planned closing of these facilities in response to changed market conditions and competition in Western Europe and to the write-downs of refining and packaging facilities in the edible oil products segment in North and South America. These impairment

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

charges were a result of planned closings of older less efficient plants with planned replacement of new more efficient refining facilities in South America. The carrying value of these assets was written down to their estimated fair value.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9. Long-Lived Asset Impairment and Restructuring Charges (Continued)

         In 2003, Bunge recorded a pretax non-cash impairment charge of $40 million related to its fixed assets at its European oilseed processing facilities. These facilities were older, less efficient crushing facilities, and these operations were dependent on soybeans imported from North and South America for production. The European operations experienced operating losses during 2003. During the fourth quarter of 2003, Bunge updated its operating forecast, which included the effects of certain events occurring in the fourth quarter, such as the shortfall in the North American soy crop, increased export tariffs for Brazilian soy exports, and increased freight rates. Furthermore, Bunge determined that maintenance capital expenditures for the facilities would be substantially higher than previously forecasted. As a result of these factors, Bunge tested the assets for impairment based upon an undiscounted cash flow model and determined that these cash flows would not recover the carrying value of the assets. The impairment was measured based upon the amount by which the carrying value exceeded the discounted cash flows.

         Bunge has recorded these impairment charges in cost of goods sold in the consolidated statements of income for the years ended December 31, 2005, 2004 and 2003.

         Restructuring--In 2005, Bunge recorded restructuring charges of $10 million, $2 million and $2 million predominantly in Bunge's South American agribusiness, fertilizer and edible oil products segments, respectively, primarily relating to administrative employee termination costs for an aggregate of approximately 1,000 employees as part of its 2005 restructuring program. The restructuring charge of $5 million in the agribusiness segment was recorded in cost of goods sold and the remaining $5 million of restructuring charges in the agribusiness segment and the restructuring charges in the fertilizer and edible oil products segments were recorded in selling, general and administrative expenses in the consolidated statement of income for the year ended December 31, 2005 and in other current liabilities in the consolidated balance sheet at December 31, 2005. The 2005 restructuring program was designed to streamline costs and rationalize the corporate structure in these segments. Bunge paid $7 million of these costs in 2005 with the remaining $7 million to be paid over the next two years. Funding for these costs is provided by cash flows from operations. Bunge expects to finalize its 2005 restructuring program in 2006 and expects to incur additional costs related to employee terminations, the amount of which has not yet been determined.

         In connection with the 2004 impairment charges in its agribusiness segment, Bunge recorded $7 million of restructuring charges related to employee termination benefit obligations for 62 plant and administrative employees in its oilseed processing operations as part of its restructuring plan. These restructuring charges were included in cost of goods sold for the year ended December 31, 2004 and in other current liabilities in the consolidated balance sheet at December 31, 2004. The restructuring plan was designed to streamline Bunge's costs and simplify its oilseed processing operations in Western Europe. In 2005, this restructuring plan was finalized and all related costs were paid. No significant unresolved issues exist related to this restructuring plan.

10. Investments in Affiliates

         Bunge has investments in affiliates that are accounted for on the equity method of accounting. The most significant of these affiliates are the following companies:

         The Solae Company (Solae)--Bunge has a 28% ownership interest in this joint venture which is engaged in the global production and distribution of specialty food ingredients. In connection with the formation of Solae, Bunge contributed its North American and European ingredients operations. In exchange, Bunge received a 28% interest in Solae based on the fair value of its contribution. The carrying value of net assets contributed also equaled the fair value of $520 million. Bunge did not recognize any gain or loss on this transaction. In addition, in 2003, Bunge sold its Brazilian soy ingredients operations to Solae for $251 million in cash, net of expenses of $5 million. Consequently, Bunge recognized a non-taxable gain on sale of $111 million in the second quarter of 2003 that was included in net income. Bunge did not recognize any additional ownership percentage in Solae as a result of this sale. In 2005 and 2004, Bunge received a capital return of $35 million and $17 million, respectively, from Solae.

         Solae was organized as a U.S. limited liability company that has elected to be taxed as a partnership. As a result, Bunge is responsible for U.S. income taxes applicable to its share of Solae's U.S. taxable income. Therefore, net income for Solae does not reflect any provision for income taxes that would be incurred by its parents.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10. Investments in Affiliates (Continued)

         Saipol S.A.S.--Bunge has a 33.34% ownership interest in this joint venture which is engaged in oilseed processing and production of branded bottled vegetable oils in France.

         Terminal 6 S.A. and Terminal 6 Industrial S.A.--Bunge has a 40% and 50% ownership interest, respectively, in these joint ventures, which operate a port facility and oilseed processing facility in Argentina.

         AGRI Bunge, LLC--Bunge has a 50% voting interest and a 34% interest in the equity and earnings of this joint venture, which originates grain and operates Mississippi river terminals in the U.S.

         Fosbrasil S.A.--Bunge has a 44.25% ownership interest in this joint venture, which operates a phosphoric acid production facility in Brazil.

         EWICO S.p.z.o.o.--Bunge has a 50% ownership interest in this joint venture, which manufactures edible oils in Poland.

         Harinera La Espiga, S.A. de C.V.--Bunge has a 31.5% ownership interest in this joint venture which has wheat milling and bakery dry mix operations in Mexico.

         Terminal de Graneis do Guaruja S.A. (TGG)--Bunge has a joint venture in Brazil with Ferronorte S.A.-Ferrovias Norte Brasil and Amaggi Exportacao e Importacao Ltda. for the construction of a terminal in the port of Guaruja. Bunge has a 49% interest in TGG. In 2005, Bunge invested $14 million in TGG to commence construction of the terminal.

         Diester Industries International S.A.S.--In December 2005, Bunge entered into a joint venture with Diester Industries, a company specializing in the production and marketing of biodiesel. Diester Industrie is a subsidiary of Sofiproteol. In connection with the creation of this joint venture, Bunge transferred its biodiesel assets to a new company called Diester Industries International S.A.S. (DII). The joint venture was created by combining the two companies' biodiesel assets in Europe, except for those owned and operated in France. In exchange for contributing its biodiesel assets, Bunge received $19 million in cash, a note receivable from DII for $10 million and a 40% interest in the joint venture. Bunge recognized an $8 million gain on the formation of this joint venture.

         Summarized unaudited combined financial information reported for all equity method affiliates and a summary of the amounts recorded in Bunge's consolidated financial statements as of December 31, 2005 and 2004 follows:

        (US$ in millions)                                      2005      2004
        -----------------                                    --------  --------
        Amounts recorded by Bunge:
        Investments(1).....................................     $585      $564
        Equity income......................................       31        12

        Combined results of operations:
        Revenues...........................................   $2,819    $2,600
        Income before income tax and minority interest.....      197        42
        Net income.........................................      120        39

        Combined financial position:
        Current assets.....................................     $993      $934
        Non-current assets.................................    2,161     2,177
                                                             --------  --------
        Total assets.......................................   $3,154    $3,111
                                                             ========  ========
        Current liabilities................................     $570      $582
        Non-current liabilities............................      729       682
        Stockholders' equity...............................    1,855     1,847
                                                             ========  ========
        Total liabilities and stockholders' equity.........   $3,154    $3,111

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10. Investments in Affiliates (Continued)

         ------------------------

         (1) At December 31, 2005 and 2004, Bunge's investment exceeded its underlying equity in the net assets of Solae by $11 million and $12 million, respectively. Straight line amortization of this excess against equity income amounted to $4 million, $4 million and $3 million in 2005, 2004 and 2003, respectively. Amortization of the excess has been attributed to intangible assets of Solae, which are being amortized over five years.

11. Other Current Liabilities

         Other current liabilities consist of the following:

                                                                December 31,
                                                            --------------------
        (US$ in millions)                                     2005        2004
        -----------------                                   --------  ----------
        Accrued liabilities..............................      $669       $729
        Unrealized loss on derivative contracts..........       264        242
        Advances on sales................................       202        158
        Other............................................        52        156
                                                            --------  ----------
        Total............................................    $1,187     $1,285
                                                            ========  ==========

12. Asset Retirement Obligations

         Bunge has asset retirement obligations with the carrying amount of the asset retirement obligations totaling $33 million and $30 million at December 31, 2005 and 2004, respectively, primarily relating to its mining assets assigned to the fertilizer segment and certain of its edible oil refining facilities assigned to the edible oil products segment. Asset retirement obligations in Bunge's fertilizer segment relate to restoration of land used in its mining operations and asset retirement obligations in its edible oil products segment relate to the removal of certain storage tanks associated with its edible oil refining facilities. The change in the carrying value at December 31, 2005 consisted of a settlement of an obligation for $3 million related to the sale of the land of a previously sold refining facility in the edible oil products segment, $2 million of accretion and $4 million of currency translation adjustment. The change in the carrying value at December 31, 2004 consisted of $2 million of accretion and $3 million of currency translation adjustment.

13. Income Taxes

         Bunge has elected to use the U.S. income tax rates to reconcile the actual provision for income taxes with the income tax provision computed by applying the U.S. statutory rates.

         The components of pretax income (loss) before minority interest and discontinued operations are as follows:

                                                  Year Ended December 31,
                                              ---------------------------------
        (US$ in millions)                       2005        2004       2003
        -----------------                     ---------  ---------  -----------
        United States...................         $  47     $  (44)     $  (23)
        Non-United States...............           472        948         746
                                              ---------  ---------  -----------
        Total...........................         $ 519     $  904      $  723
                                              =========  =========  ===========

         The components of the income tax benefit (expense) are:

                                                                                          Year Ended December 31,
                                                                                     --------------------------------
        (US$ in millions)                                                               2005       2004        2003
        -----------------                                                            ----------  ---------  ---------
        Current:
        United States..........................................................        $   (7)     $   (6)    $   (7)
        Non-United States......................................................          (149)       (339)      (211)
                                                                                     ----------  ---------  ---------
                                                                                         (156)       (345)      (218)
                                                                                     ----------  ---------  ---------
        Deferred:
        United States..........................................................            80          23         20
        Non-United States......................................................           158          33         (3)
                                                                                     ----------  ---------  ---------
                                                                                          238          56         17
                                                                                     ----------  ---------  ---------
        Total..................................................................         $  82       $(289)     $(201)
                                                                                     ==========  =========  =========


         Reconciliation of the income tax expense at the U.S. statutory rate to the effective rate is as follows:

                                                                                          Year Ended December 31,
                                                                                     --------------------------------
        (US$ in millions)                                                               2005       2004        2003
        -----------------                                                            ----------  ---------  ---------
        Income from continuing operations before income tax and minority
           Interests............................................................        $ 519      $  904    $   723
        Income tax rate.........................................................           35%         35%        35%
                                                                                     ----------  ---------  ---------
        Income tax expense at the statutory rate................................         (182)       (316)      (253)
        Adjustments to derive effective tax rate:
        Earnings of subsidiaries taxed at different statutory rates.............          102          31         45
        Change in valuation allowance...........................................           79         (60)        16
        Recognition of tax loss benefits on merger of foreign subsidiaries......           --          60         --
        Reversal of deferred tax liability on undistributed assets of affiliates           77          --         --
        Foreign exchange expense................................................          (42)        (19)       (40)
        Benefit from interest on capital dividends paid by Brazilian companies..           28          17         14
        Investment tax credits in Brazil........................................            7          11         --
        Benefits from U.S. export incentive.....................................           12          17         16
        Basis difference in determining foreign taxable income..................          (19)        (17)       (23)
        Tax on equity investments...............................................           10           2         --
        Effect of tax free gain on sale of soy ingredients business.............           --          --         39
        Adjustment resulting from the finalization of prior years' tax returns..           --          --          3
        Other...................................................................           10         (15)       (18)
                                                                                     ----------  ---------  ---------
        Income tax benefit (expense)............................................        $  82       $(289)     $(201)
                                                                                     ==========  =========  =========



         In 2005, Bunge received a favorable U.S. tax ruling with respect to the tax status of certain entities acquired in the 2002 acquisition of Cereol S.A. (Cereol). Bunge had recorded a $125 million deferred tax liability in the initial balance sheet of Cereol in 2002, related to unremitted earnings of a subsidiary that were not considered to be permanently reinvested. Based upon the final ruling received in 2005, it was determined that the subsidiary could be liquidated without generating tax on the unremitted earnings. As a result of receipt of the favorable U.S. tax ruling and in accordance with EITF Issue No. 93-7, Uncertainties Related to Income Taxes in a Purchase Business Combination, Bunge first reduced certain indefinite lived intangible assets acquired in the Cereol acquisition by $39 million, net of deferred tax liabilities, to zero and then recognized a $86 million non-cash tax benefit in the consolidated statements of income. In conjunction with this transaction, Bunge incurred $9 million of tax expense in 2005, related to the repatriation of unremitted earnings of a subsidiary in connection with the American Jobs Creation Act of 2004 (the Jobs Creation Act).

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.  Income Taxes (Continued)

         In 2003, the sale of Bunge's Brazilian soy ingredients business to Solae for a gain of $111 million did not result in taxable income and therefore no income tax was provisioned. However, Bunge recorded a net tax expense of $23 million relating to new tax laws in South America.

         Bunge has in the past obtained tax benefits under U.S. tax laws providing incentives under the provisions of the Extraterritorial Income Act
(ETI) legislation. However, the Jobs Creation Act ultimately repeals the ETI benefit. Under the Jobs Creation Act, the ETI will be phased out with 100% of the otherwise available ETI benefit retained for 2004, 80% of the otherwise available ETI benefit retained for 2005, 60% of the otherwise available ETI benefit retained for 2006 and the ETI benefit phased out completely in 2007. The ETI benefit has been replaced with an income tax deduction intended to allocate benefits previously provided to U.S. exporters across all manufacturers when fully phased in. Although most of Bunge's U.S. operations qualify as "manufacturing," Bunge does not expect to receive significant benefits from this new tax legislation as it has from the prior one primarily due to Bunge's U.S. tax position.

         In 2003, a tax law was enacted in South America affecting exporters of certain products, including grains and oilseeds. The tax law generally provides that in certain circumstances when an export is made to a related party that is not the final purchaser of the exported products, the income tax payable by the exporter with respect to such sales must be based on the greater of the contract price of the exported products or the market price of the products at the date of shipment. The tax effect of this law was reflected in income tax expense in the consolidated statements of income for the years ended December 31, 2005, 2004 and 2003.

         Certain Bunge subsidiaries had undistributed earnings amounting to approximately $731 million, $541 million and $519 million at December 31, 2005, 2004 and 2003. These are considered to be permanently reinvested and, accordingly, no provision for income taxes has been made. It is not practicable to determine the deferred tax liability for temporary differences related to these undistributed earnings.

         The primary components of the deferred tax assets and liabilities and the related valuation allowance are as follows:

                                                                                                    December 31,
(US$ in millions)                                                                                  2005       2004
-----------------                                                                               ---------  ---------
Deferred income tax assets:
Net operating loss carry-forwards...........................................................      $ 550      $ 519
Excess of tax basis over financial statement basis of property, plant and equipment.........         13         17
Accrued retirement costs (pension and postretirement cost) and other accrued employee
     compensation...........................................................................         64         59
Other accruals and reserves not currently deductible for tax purposes.......................        217        198
Tax credit carry-forwards...................................................................         14         15
Other.......................................................................................         29         48
                                                                                                ----------  --------
Total deferred tax assets...................................................................        887        856
Less valuation allowance....................................................................        (96)      (177)
                                                                                                ----------  --------
Net deferred tax assets.....................................................................        791        679
                                                                                                ----------  --------
Deferred tax liabilities:
Excess of financial statement basis over tax basis of property, plant and equipment.........        359        366
Undistributed earnings of affiliates........................................................         --        125
Other.......................................................................................         51         90
                                                                                                ----------  --------
Total deferred tax liabilities..............................................................        410        581
                                                                                                ----------  --------
Net deferred tax assets.....................................................................       $381        $98
                                                                                                ==========  ========


                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.  Income Taxes (Continued)

         At December 31, 2005, Bunge's gross tax loss carry-forwards totaled $1,609 million, of which $445 million have no expiration. However, applicable income tax regulations limit some of these tax losses available for offset of future taxable income to 30% of annual pretax income. The remaining tax loss carry-forwards expire at various periods beginning in 2006 through the year 2025.

         Bunge continually reviews the adequacy of its valuation allowance and recognizes tax benefits only as reassessment indicates that it is more likely than not that the benefits will be realized. The majority of the valuation allowances relate to net operating loss carry-forwards in certain of its non-U.S. subsidiaries where there is an uncertainty regarding their realization and will more likely than not expire unused. In 2005, the decrease in the deferred tax asset valuation allowance resulted from the projected utilization of net operating loss carry-forwards by Bunge's Brazilian subsidiaries. Bunge was able to recognize these operating loss carry-forwards because of the legal restructuring of Bunge's Brazilian subsidiaries, increased statutory taxable income of these subsidiaries caused by effects of the real appreciation and actions undertaken to recover the net operating loss carry-forwards. In 2004, Bunge merged several European subsidiaries, which generated statutory tax losses and the recognition of $60 million of net operating loss carry-forwards. Bunge increased its valuation allowance by $60 million as it is more likely than not that the assets will not be realized. In 2003, Bunge decreased its valuation allowance by $16 million, which resulted from the utilization of net operating loss carry-forwards by its Brazilian and Argentine subsidiaries. Bunge was able to recognize these net operating carry-forwards because of increased statutory taxable income of these subsidiaries caused by effects of the real and peso appreciation and a change in South American tax law.

         In 2005, 2004 and 2003, Bunge paid income taxes, net of refunds, of $169 million, $210 million and $112 million, respectively. In addition, Bunge offset income taxes payable of $46 million and $95 million in the years ended December 31, 2005 and 2004, respectively, against recoverable taxes receivable in certain South American jurisdictions in accordance with the applicable local tax laws.

14.  Financial Instruments

         Bunge uses various financial instruments in its operations, including certain components of working capital such as cash and cash equivalents, trade accounts receivable and accounts payable. Additionally, Bunge uses short-term and long-term debt to fund operating requirements and derivative financial instruments to manage its foreign exchange, commodity price and interest rate risk exposures. The counterparties to these debt financial instruments are primarily major financial institutions and Banco Nacional de Desenvolvimento Economico e Social (BNDES) of the Brazilian government, or in the case of commodity futures and options, a commodity exchange. Cash and cash equivalents, trade accounts receivable and accounts payables, marketable securities, short-term debt and all derivative instruments are carried at fair value. The fair values of all of Bunge's derivative instruments are based on quoted market prices and rates and are reflected as mark-to-market adjustments to the carrying value in the consolidated financial statements.

         Fair Value of Financial Instruments--The carrying amounts and fair values of financial instruments were as follows:

                                                                                      December 31,
                                                                --------------------------------------------------------
                                                                           2005                         2004
                                                                --------------------------------------------------------
                                                                  Carrying                     Carrying
        (US$ in millions)                                           Value       Fair Value       Value       Fair Value
        ------------------                                      ------------  -------------  -------------  -------------

        Marketable securities..............................      $       9      $       9      $     14        $    14
        Long-term debt, including current portion..........          2,735          2,773         2,740          2,895


         Cash and cash equivalents, trade accounts receivable, accounts payable and short-term debt--The carrying value approximates the fair value because of the short-term maturity of these instruments. All investment instruments with a maturity of three months or less are considered cash equivalents.

         Marketable securities--The fair value was determined based on quoted market prices.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14. Financial Instruments (Continued)

         Long-term debt--The fair value of long-term debt was calculated based on interest rates currently available to Bunge for similar borrowings.

         Derivative instruments--In 2005, Bunge entered into various interest rate swap agreements with a total notional amount of $400 million maturing in 2015 for the purpose of managing its interest rate exposure associated with the $400 million of 5.10% senior notes due 2015. Under the terms of the interest rate swaps, Bunge will make payments based on six-month LIBOR set in arrears, and will receive payments based on fixed interest rates. In 2004, Bunge entered into various interest rate swap agreements maturing in 2008 and 2014 for the purpose of managing its interest rate exposure on a portion of our fixed rate debt. Bunge has accounted for these interest rate swap agreements as fair value hedges.

         In 2004, Bunge terminated certain interest rate swap agreements and received $60 million in cash, which was comprised of $8 million of accrued interest and a $52 million gain on the net settlement of the swap agreements. The $8 million of accrued interest was recorded as a reduction of interest expense for the year ended December 31, 2004 in the consolidated statement of income and the $52 million gain was recorded as an adjustment to the carrying amount of the related debt in the consolidated balance sheet. The $52 million gain is amortized to earnings over the remaining term of the debt. In the year ended December 31, 2005 and 2004, Bunge recognized approximately $7 million and $3 million, respectively, as a reduction of interest expense in the consolidated statements of income, related to this gain.

         The interest rate swaps used by Bunge as hedging instruments have been recorded at fair value in other liabilities in the consolidated balance sheet with changes in fair value recorded currently in earnings. Additionally, the carrying amount of the associated debt is adjusted through earnings for changes in the fair value due to changes in interest rates. Ineffectiveness, as defined in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), is recognized to the extent that these two adjustments do not offset. During 2005, Bunge recognized no ineffectiveness related to its interest rate swap hedging instruments. The derivatives Bunge entered into for hedge purposes are assumed to be perfectly effective under the shortcut method of SFAS No. 133. The differential to be paid or received based on changes in interest rates is recorded as an adjustment to interest expense. The interest rate swaps settle every six months until expiration.

         The following table summarizes Bunge's outstanding interest rate swap agreements accounted for as fair value hedges as of December 31, 2005.

                                                                      Maturity                         Fair Value Loss
                                                           -----------------------------             -------------------
        (US$ in millions)                                     2008      2014       2015      Total    December 31, 2005
        ----------------                                   ---------  --------  --------   --------  -------------------
        Receive fixed/pay variable notional amount.....        $500      $500     $400      $1,400          $(33)
        Weighted average variable rate payable (1).....        5.23%     5.63%    4.93%
        Weighted average fixed rate receivable.........       4.375%     5.35%    5.10%

        -----------------------------
        (1)Interest is payable in arrears based on a forecasted rate of six-month LIBOR plus a spread.

         Bunge recognized approximately $1 million of accrued interest as interest expense in the year ended December 31, 2005 and $6 million of accrued interest as a reduction of interest expense in the year ended December 31, 2004 in the consolidated statements of income relating to its outstanding swap agreements.

         In 2005, 2004 and 2003, Bunge reclassified approximately a $2 million loss in each year from other comprehensive income (loss) to interest expense in the consolidated statements of income, which related to a settlement of certain derivative contracts recorded as cash flow hedges, in connection with forecasted issuances of debt financing. Bunge expects to reclassify approximately $2 million to interest expense in 2006 (see Note 21 of the notes to the consolidated financial statements).

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15. Short-Term Debt and Credit Facilities

        Short-term borrowings consist of the following:

                                                                                                      December 31,
                                                                                                  ---------------------
        (US$ in millions)                                                                           2005         2004
        ------------------                                                                        ---------   ---------
        Commercial paper with an average interest rate of 4.31% at December 31, 2005.........         $265        $401
        Lines of credit:
        Unsecured variable interest rates from 4.37% to 4.48%................................          146         140
                                                                                                  ---------   ---------
        Total short-term debt................................................................         $411        $541
                                `                                                                 =========   =========

         Bunge's short-term borrowings, predominantly held with commercial banks, are primarily used to fund readily marketable inventories and other working capital requirements. The weighted average interest rate, which includes related fees, on short-term borrowings as of December 31, 2005 and 2004 was 5.8% and 4.2%, respectively.

         In connection with the financing of readily marketable inventories, Bunge recorded interest expense on debt financing readily marketable inventories of $39 million, $46 million and $34 million for the years ended December 31, 2005, 2004 and 2003, respectively.

         At December 31, 2005, Bunge had a $600 million commercial paper program facility to fund working capital requirements. At December 31, 2005, Bunge had approximately $335 million of unused and available borrowing capacity under its commercial paper program facility.

16.  Long-Term Debt

         Long-term obligations are summarized below:

                                                                                                       December 31,
                                                                                                  -----------------------
        (US$ in millions)                                                                            2005         2004
        ------------------                                                                        ----------  -----------
        Payable in U.S. Dollars:
        Senior notes, fixed interest rates of 4.38% to 7.80%, maturing 2007 through 2015.....        $2,395       $2,023
        Senior notes, fixed interest rates from 7.23% to 7.94%, maturing 2021................           121          129
        Convertible notes, fixed interest rate of 3.75%, maturing 2022.......................            --          250
        Trust certificates, fixed interest rates of 8.61%, payable 2005......................            --           18
        Note collateralized by future export commodity contracts, fixed interest rate of
           8.09%, payable through 2006.......................................................            13           34
        Other notes payable, fixed interest rates from 3.47% to 5.87%, payable through 2009..            73           93
        Long-term debt, variable interest rates indexed to LIBOR(1) plus .75% to 2.75%,
           payable through 2014..............................................................            17           36

        Payable in Brazilian Reals:
        BNDES(2) loans, variable interest rate indexed to IGPM(3) plus 6.5% payable
           through 2008......................................................................            96          134
        Other................................................................................            20           23
                                                                                                  ----------  -----------
                                                                                                      2,735        2,740
        Less:  Installments due within one year..............................................          (178)        (140)
                                                                                                  ----------  -----------
        Total long-term debt.................................................................        $2,557       $2,600
                                                                                                  ==========  ===========

         -----------------------------

         (1) LIBOR three and six month rates as of December 31, 2005 were 4.54% and 4.70% and as of December 31, 2004 were 2.56% and 2.78%, respectively.

         (2) BNDES loans are Brazilian government industrial development loans.

         (3) IGPM is a Brazilian inflation index published by Fundacao Getulio Vargas. The annualized rate for the years ended December 31, 2005 and 2004 was 1.21% and 12.42%, respectively.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16. Long-Term Debt (Continued)

         In July 2005, Bunge completed the sale of $400 million aggregate principal amount of unsecured senior notes bearing interest at 5.10% per year that mature in July 2015. The notes were issued by Bunge's wholly owned finance subsidiary, Bunge Limited Finance Corp., and are fully and unconditionally guaranteed by Bunge. Interest on these unsecured senior notes is payable semi-annually in arrears in January and July of each year, commencing in January 2006. Bunge used the net proceeds of this offering, approximately $396 million, for the repayment of outstanding indebtedness.

         At December 31, 2005, Bunge had approximately $838 million of unused and available borrowing capacity under its committed long-term credit facilities with a number of lending institutions.

         Certain land, property, equipment and investments in consolidated subsidiaries having a net carrying value of approximately $760 million at December 31, 2005 have been mortgaged or otherwise collateralized against long-term debt of $143 million at December 31, 2005.

         Redemption of Convertible Notes--In October 2005, Bunge Limited Finance Corp., a subsidiary of Bunge Limited, together with Bunge Limited, announced its intent to redeem for cash on November 22, 2005 the remaining outstanding 3.75% convertible notes due 2022. As provided in the indenture governing the convertible notes, the redemption price was $1,015 for each $1,000 principal amount of convertible notes to be redeemed, together with accrued and unpaid interest up to, but not including, the redemption date. In accordance with the indenture, holders of the convertible notes had the right to convert their convertible notes into Bunge Limited common shares at any time before the close of business on the second business day immediately preceding November 22, 2005. In November 2005, the remaining outstanding amount of approximately $242 million convertible notes were converted into 31.1137 common shares of Bunge Limited for each $1,000 principal amount of convertible notes. This represents a price of $32.1402 per share at which Bunge Limited common shares were issued and delivered following conversion. Substantially all holders of the aggregate principal amount of the $250 million convertible notes converted their notes into an aggregate of 7,777,927 shares of Bunge Limited common stock, of which 7,532,542 shares were issued upon conversion of the convertible notes in November 2005.

         Principal Maturities--Principal maturities of long-term debt at December 31, 2005 are as follows:

        (US$ in millions)
        -----------------
        2006...........................................       $      178
        2007...........................................              152
        2008...........................................              523
        2009...........................................               79
        2010...........................................                3
        Later years....................................            1,800
                                                              ----------
        Total..........................................       $    2,735
                                                              ==========

         Bunge's indentures, credit facilities, other long-term debt agreements and commercial paper program contain various restrictive covenants which require the satisfaction of certain financial covenants related to minimum net worth and working capital and a maximum long-term debt to net worth ratio. Bunge was in compliance with these covenants at December 31, 2005.

         In 2005, 2004 and 2003, Bunge paid interest, net of interest capitalized, of $213 million, $162 million and $152 million, respectively.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17. Accounts Receivable Securitization

         In October 2005, certain of Bunge's European subsidiaries entered into an accounts receivable securitization facility (Euro securitization facility). Through the Euro securitization facility, Bunge's European subsidiaries may offer to sell and the investor has the option to buy, without recourse, on a monthly basis certain eligible trade accounts receivable up to a maximum amount of Euro 200 million. Eligible accounts receivable are based on accounts receivable in certain designated European countries. Bunge accounts for its transfers of accounts receivable as sales under SFAS No. 140, Accounting for Transfers and Servicing of Financial assets and Extinguishments of Liabilities. Bunge's European subsidiaries retain collection and administrative responsibilities for the accounts receivable sold. At the time an account receivable is sold and title transferred, it is removed from the consolidated balance sheet and the proceeds are reflected in cash provided by operating activities. The effective yield rates on the accounts receivable sold are based on monthly EUR LIBOR plus .295% per annum. Bunge recognized approximately $2 million in related expenses for the year ended December 31, 2005, which are included in selling, general and administrative expenses in Bunge's consolidated statement of income.

         The initial term of the Euro securitization facility expires in 2010, but may be terminated earlier upon the occurrence of certain limited circumstances. Bunge's European subsidiaries retain beneficial interests in certain accounts receivable that do not qualify as a sale under SFAS No. 140. The beneficial interests are subordinate to the investors' interests and are valued at historical cost, which approximate fair value. The beneficial interests are recorded in other current assets in the consolidated balance sheet.

         As of December 31, 2005, Bunge sold approximately $192 million of accounts receivable to the Euro securitization facility, of which it has retained a $37 million beneficial interest in certain accounts receivable that did not qualify as a sale. In addition, Bunge recorded an allowance for doubtful accounts of $4 million against the beneficial interest at December 31, 2005 in other current assets in the consolidated balance sheet.

         In addition, Bunge has two other accounts receivable securitization facilities, through its wholly owned North American operating subsidiaries. Through agreements with certain financial institutions, Bunge may sell, on a revolving basis, undivided percentage ownership interests (undivided interests) in designated pools of accounts receivable without recourse up to a maximum amount of approximately $177 million. Collections reduce accounts receivable included in the pools, and are used to purchase new receivables, which become part of the pools. One of the facilities expires in 2006, with an option to renew, and the other facility expires in 2007. The effective yield rates approximate the 30-day commercial paper rate plus annual commitment fees ranging from 29.5 to 40 basis points.

         During 2005 and 2004, the outstanding undivided interests averaged $116 million and $115 million, respectively. Bunge retains collection and administrative responsibilities for the accounts receivable in the pools. Bunge recognized $5 million, $2 million and $3 million in related expenses for the years ended December 31, 2005, 2004 and 2003, respectively, which are included in selling, general and administrative expenses in Bunge's consolidated statements of income.

         In addition, Bunge retains interests in the pools of accounts receivable not sold. Due to the short-term nature of the accounts receivable, Bunge's retained interests in the pools are valued at historical cost, which approximate fair value. The full amount of the allowance for doubtful accounts has been retained in Bunge's consolidated balance sheets since collections of all pooled accounts receivable are first utilized to reduce the outstanding undivided interests. Accounts receivable at December 31, 2005 were net of $105 million representing the outstanding undivided interests in pooled accounts receivable. At December 31, 2004, there were no undivided interests in the pooled receivables outstanding.

18. Employee Benefit Plans

         Employee Defined Benefit Plans--Certain U.S., Canadian and European based subsidiaries of Bunge sponsor noncontributory defined benefit pension plans covering substantially all employees of the subsidiaries. The plans provide benefits based primarily on participants' salary and length of service.

         The funding policies for the defined benefit pension plans are determined in accordance with statutory funding requirements. The U.S. funding policy requires at least those amounts required by the Employee Retirement Income Security Act of 1974 and no more than those amounts permitted by the Internal Revenue Code. Assets of the plans consist primarily of equity and fixed income investments.

         Postretirement Healthcare Benefit Plans--Certain U.S. based subsidiaries of Bunge have benefit plans to provide certain postretirement healthcare benefits to eligible retired employees of those subsidiaries. The plans require minimum retiree contributions and define the maximum amount the subsidiaries will be obligated to pay under the plans.

         Plan Amendments--In 2004, certain non-qualified key executive plans were created and the related past service costs reflected in the benefit obligations as of December 31, 2004. In addition, effective January 1, 2004, the qualified defined benefit pension plans for all non-union U.S. employees were merged into one plan and that plan was amended to include certain hourly employees, to introduce unreduced early retirement benefits at age 62 and to redefine salary to include a portion of variable compensation. In addition, certain postretirement healthcare benefits plans were amended, which reduced Bunge's liability related to future retirees. These pension and postretirement healthcare benefit plan amendments were reflected in the benefit obligations as of December 31, 2003.

         In 2003, Bunge recognized $26 million in pretax curtailment gains for the defined benefit pension and postretirement healthcare plans, of which $2 million was recognized in discontinued operations resulting from the sale of the U.S. bakery business. These gains largely resulted from a reduction in pension and postretirement healthcare benefit liabilities relating to the transfer of employees to Solae, Bunge's joint venture and a reduction of postretirement healthcare benefits of U.S. employees.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18. Employee Benefit Plans (Continued)

         The following table sets forth in aggregate a reconciliation of the changes in the defined benefit pension and the postretirement healthcare benefit plans' benefit obligations, assets and funded status at December 31, 2005 and 2004 for plans with assets in excess of benefit obligations and plans with benefit obligations in excess of plan assets. The projected benefit obligation related principally to U.S. plans and therefore Bunge has aggregated U.S. and foreign plans for the following disclosures. A measurement date of September 30, 2005 was used for all plans.


                                                                                                 Postretirement
                                                                           Pension Benefits    Healthcare Benefits
                                                                             December 31,          December 31,
                                                                        --------------------  ---------------------
        (US$ in millions)                                                  2005       2004       2005       2004
        -----------------                                               ---------  ---------  ----------  ---------
        Change in benefit obligations:
        Benefit obligation as of beginning of year..................     $  342     $  318     $   26     $  27
        Service cost................................................         10         10         --        --
        Interest cost...............................................         19         19          1         1
        Actuarial losses, net.......................................          8          9          4        --
        Employee contribution.......................................         --         --          1        --
        Plan amendments.............................................         --          3         --        --
        Curtailment/settlement (gains)..............................         --         (1)        --        --
        Benefits paid...............................................        (14)       (20)        (3)       (2)
        Impact of foreign exchange rates............................         (1)         4         --        --
                                                                        ---------  ---------  ----------  ---------
        Benefit obligation as of end of year........................     $  364     $  342     $   29     $  26
                                                                        =========  =========  ==========  =========

        Change in plan assets:
        Fair value of plan assets as of beginning of year...........     $  227     $  205     $   --     $  --
        Actual return on plan assets................................         23         21         --        --
        Employer contributions......................................         12         19          2         2
        Employee contributions......................................         --         --          1        --
        Benefits paid...............................................        (14)       (20)        (3)       (2)
        Impact of foreign exchange rates............................          1          2         --        --
                                                                        ---------  ---------  ----------  ---------
        Fair value of plan assets as of end of year.................     $  249     $  227     $   --     $  --
                                                                        =========  =========  ==========  =========

        Funded status and net amounts recognized:
        Plan assets less than benefit obligation....................     $ (115)    $ (115)    $  (29)    $ (26)
        Contribution adjustment.....................................          3          4          1        --
        Unrecognized prior service cost.............................         12         14         --        --
        Unrecognized net actuarial losses...........................         65         65          5         1
        Unrecognized net transition asset...........................         (1)        (1)        --        --
                                                                        ---------  ---------  ----------  ---------
        Net liability recognized in the balance sheet...............     $  (36)    $  (33)    $  (23)    $ (25)
                                                                        =========  =========  ==========  =========

        Amounts recognized in the balance sheet consist of:
        Prepaid benefit cost........................................     $    6     $    8     $   --     $  --
        Accrued benefit cost........................................        (86)       (89)       (23)      (25)
        Intangible asset............................................         11         12         --        --
        Accumulated other comprehensive income......................         33         36         --        --
                                                                        ---------  ---------  ----------  ---------
        Net liability recognized....................................     $  (36)    $  (33)    $  (23)    $ (25)
                                                                        =========  =========  ==========  =========

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18. Employee Benefit Plans (Continued)

         Bunge has aggregated certain pension plans with projected benefit obligations in excess of fair value of plan assets with pension plans that have fair value of plan assets in excess of projected benefit obligations. At December 31, 2005, the $364 million projected benefit obligation includes plans with projected benefit obligations of $349 million, which was in excess of the fair value of related plan assets of $230 million. At December 31, 2004, the $342 million projected benefit obligation includes plans with projected benefit obligations of $328 million, which was in excess of the fair value of related plan assets of $209 million.

         The accumulated benefit obligation for the defined benefit pension plans was $331 million and $309 million at December 31, 2005 and 2004, respectively.

         The following table summarizes information relating to aggregated pension plans with an accumulated benefit obligation in excess of plan assets.

                                                                                                      December 31,
                                                                                                   ------------------
        (US$ in millions)                                                                            2005      2004
        ------------------                                                                         --------  --------

        Projected benefit obligation....................................................              $349      $328
        Accumulated benefit obligation..................................................               316       294
        Fair value of plan assets.......................................................               230       209

        The components of net periodic costs are as follows:

                                                                                                Postretirement
                                                                Pension Benefits             Healthcare Benefits
                                                                   Year Ended                     Year Ended
                                                                  December 31,                   December 31,
                                                         -------------------------------  -----------------------------
        (US$ in millions)                                  2005       2004      2003        2005      2004       2003
        ------------------                               ---------  --------  ----------  --------  --------  ---------

        Service cost................................     $    10    $    10   $    8      $    --   $     --   $     1
        Interest cost...............................          19         19       16            2          2         2
        Expected return on plan assets..............         (19)       (17)     (16)          --         --        --
        Amortization of unrecognized prior service
          cost......................................           1          1        1           --         --        --
        Amortization of unrecognized net loss.......           3          3        1           --         --        --
        Amortization of transition asset............          --         (1)      (1)          --         --        --
                                                         ---------  --------  ----------  --------  --------  ---------
        Net periodic benefit costs..................     $    14    $    15   $    9      $    2   $       2   $     3
                                                         =========  ========  ==========  ========  ========  =========

         Bunge has recorded a minimum pension liability for the actuarial present value of accumulated benefits that exceeded plan assets and the accrued pension liabilities that were exceeded by the unfunded accumulated benefit obligation. The accrued additional minimum pension liability at December 31, 2005 and 2004 was $44 million and $48 million, respectively. At December 31, 2005 and 2004, Bunge also has an intangible asset of $11 million and $12 million, respectively, related to unamortized prior service costs for which a minimum pension liability was recorded. At December 31, 2005 and 2004, Bunge has $33 million and $36 million, respectively, of the excess of the additional minimum pension liability over the amount recognized as an intangible asset in other accumulated comprehensive income (loss). Bunge recorded a decrease in additional minimum pension liability of $3 million for the year ended December 31, 2005 and an increase of $3 million and $17 million for the years ended December 31, 2004 and 2003, respectively, which was included in other comprehensive income (loss).

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18. Employee Benefit Plans (Continued)

         The weighted average assumptions used in determining the actuarial present value of the projected benefit obligations under the defined benefit plans are as follows:

                                                                                                    December 31,
                                                                                               ---------------------
                                                                                                  2005        2004
                                                                                               ----------  ---------

        Discount rate.....................................................................         5.6%        5.7%
        Increase in future compensation levels............................................         3.2%        3.3%

         The weighted average assumptions used in determining the net periodic benefit cost under the defined benefit plans are as follows:

                                                                                        Year Ended December 31,
                                                                                  ---------------------------------
                                                                                     2005        2004        2003
                                                                                  ----------  ----------  ---------
        Discount rate........................................................         5.7%        6.0%        6.8%
        Increase in future compensation levels...............................         3.3%        3.4%        4.5%
        Expected long-term rate of return on assets..........................         8.0%        8.0%        8.4%

         The sponsoring subsidiaries select the expected long-term rate of return on assets in consultation with their investment advisors and actuaries. These rates are intended to reflect the average rates of earnings expected to be earned on the funds invested or to be invested to provide required plan benefits. The plans are assumed to continue in effect as long as assets are expected to be invested.

         In estimating the expected long-term rate of return on assets, appropriate consideration is given to historical performance for the major asset classes held or anticipated to be held by the applicable plan trusts and to current forecasts of future rates of return for those asset classes. Cash flow and expenses are taken into consideration to the extent that the expected returns would be affected by them. As assets are generally held in qualified trusts anticipated returns are not reduced for taxes.

         At December 31, 2005, for measurement purposes, a 9% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 2006 decreasing to 6% by 2009, remaining at that level thereafter. At December 31, 2004, for measurement purposes, a 6% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 2005.

         A one-percentage point change in assumed health care cost trend rates would have the following effects at December 31, 2005:

                                                                                   One percentage    One percentage
                                                                                       point              point
        (US$ in millions)                                                             increase          decrease
        --------------------                                                      ----------------  -----------------
        Effect on total service and interest cost components............                 $--               $--
        Effect on postretirement benefit obligation.....................                  $2                $2


                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18. Employee Benefit Plans (Continued)

         The pension plans' weighted average asset allocations as of the measurement date for 2005 and 2004, by category are as follows:

                                                            Plan Assets
                                                       ----------------------
        Asset Category                                   2005       2004
        ---------------                                ---------  -----------
        Equities......................................     63%        61%
        Fixed income securities.......................     34%        34%
        Cash..........................................      3%         5%
                                                       ---------  -----------
        Total.........................................    100%       100%
                                                       =========  ===========

         The objectives of the plans' trust funds are to sufficiently diversify plan assets to maintain a reasonable level of risk without imprudently sacrificing return, with a target asset allocation of approximately 40% fixed income securities and approximately 60% equities. Bunge retains investment managers who select investment fund managers to implement the investment strategy, such that the investments approximate the target asset allocation. Bunge's policy is not to invest plan assets in Bunge Limited shares.

         Bunge expects to contribute $7 million to its defined benefit pension plans and $3 million to its postretirement healthcare benefit plans in 2006.

         The following benefit payments, which reflect future service as appropriate, are expected to be paid:

                                                                 Postretirement
                                                       Pension     Healthcare
        (US$ in millions)                              Benefits     Benefits
        ------------------                            ---------- ---------------
        2006.........................................   $  14       $    3
        2007.........................................      14            3
        2008.........................................      15            3
        2009.........................................      16            3
        2010.........................................      18            3
        2011-2015....................................     115           12

         Employee Defined Contribution--Bunge also makes contributions to qualified defined contribution plans for eligible employees. Contributions to these plans amounted to $11 million, $9 million and $7 million in 2005, 2004 and 2003, respectively.

         Multi-Employer Plan--In addition, certain salaried employees of Bunge's Brazilian fertilizer operations participate in a multi-employer defined benefit pension plan, Fundacao Petrobras de Securidade Social (Petros), to which Bunge makes contributions. Contributions to this plan were $1 million in each of the years ended December 31, 2005, 2004 and 2003.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19. Related Party Transactions

         Notes receivable--In connection with the sale of Lesieur, a French producer of branded bottled vegetable oil, to Saipol, Bunge's oilseed processing joint venture with Sofiproteol, Bunge holds a note receivable from Saipol having a carrying value of $31 million and $39 million at December 31, 2005 and 2004, respectively. The note receivable matures in July 2009 with interest payable annually at a variable rate of 4.21% in 2005. Bunge has a 33.34% ownership interest in the Saipol joint venture, which is accounted for under the equity method (see Note 10 of the notes to the consolidated financial statements).

         In addition, Bunge holds a note receivable from EWICO, its 50% owned joint venture in Poland, having a carrying value of approximately $7 million and $14 million at December 31, 2005 and 2004, respectively. The EWICO notes receivable mature on demand at Bunge's option with interest payable annually at variable rates of one or six month Warsaw Interbank Borrowing Rate (WIBOR) plus 2.5%.

         Bunge has recognized interest income related to these notes receivable of approximately $2 million, $5 million and $1 million for the years ended December 31, 2005, 2004 and 2003, respectively, in interest income in its consolidated statements of income. The carrying value of the notes receivable are included in other non-current assets in the consolidated balance sheets.

         Other--Bunge purchased soybeans, related soybean commodity products and other commodity products from its unconsolidated joint ventures (primarily Solae and its other North American joint ventures), which totaled $503 million, $457 million and $62 million for the years ended December 31, 2005, 2004 and 2003, respectively. Bunge also sold soybean commodity products and other commodity products to these joint ventures, which totaled $233 million, $92 million and $62 million for the years ended December 31, 2005, 2004 and 2003, respectively. Bunge believes these transactions are recorded at values similar to those with third parties.

         Mutual Investment Limited--Bunge has entered into an administrative services agreement with Mutual Investment Limited, Bunge's former parent company prior to the 2001 initial public offering, under which Bunge provides corporate and administrative services to Mutual Investment Limited, including financial, legal, tax, accounting, human resources administration, insurance, employee benefits plans administration, corporate communication and management information system services. The agreement has a quarterly term that is automatically renewable unless terminated by either party. Mutual Investment Limited pays Bunge for the services rendered on a quarterly basis based on Bunge's direct and indirect costs of providing the services. In 2005, 2004 and 2003, Mutual Investment Limited paid Bunge $492 thousand, $623 thousand and $661 thousand, respectively, under this agreement. In July 2004, Bunge purchased a wheat mill in Brazil from Mutual Investment Limited for approximately $2 million. In June 2003, Bunge received $55 million from Mutual Investment Limited, as final payment on a long-term secured note. In addition, in 2003 Bunge recorded interest income of $1 million pertaining to this long-term secured note. In December 2003, Bunge sold an inactive Netherlands subsidiary to Mutual Investment Limited for $64 thousand, its estimated fair value, in connection with a reorganization of certain of Mutual Investment Limited's investments.

20. Commitments and Contingencies

         Bunge is party to a large number of claims and lawsuits, primarily tax and labor claims in Brazil, arising in the normal course of business. After taking into account the liabilities recorded for the foregoing matters, management believes that the ultimate resolution of such matters will not have a material adverse effect on Bunge's financial condition, results of operations or liquidity. Included in other non-current liabilities at December 31, 2005 and 2004 are the following accrued liabilities:

                                                              December 31,
                                                        ------------------------
        (US$ in millions)                                  2005         2004
        ------------------                              ----------  ------------
        Tax claims....................................      $173         $153
        Labor claims..................................       121          112
        Civil and other...............................        70           78
                                                        ----------  ------------
        Total.........................................      $364         $343
                                                        ==========  ============

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20. Commitments and Contingencies (Continued)

         Tax Claims--The tax claims relate principally to claims against Bunge's Brazilian subsidiaries, including primarily value added tax claims (ICMS and IPI) and sales tax claims (PIS and COFINS). The determination of the manner in which various Brazilian federal, state and municipal taxes apply to the operations of Bunge is subject to varying interpretations arising from the complex nature of Brazilian tax law.

         Labor Claims--The labor claims relate principally to claims against Bunge's Brazilian subsidiaries. The labor claims primarily relate to dismissals, severance, health and safety, salary adjustments and supplementary retirement benefits.

         Civil and Other--The civil and other claims relate to various disputes with suppliers and customers.

         Oleina Holding Arbitration--Bunge had previously been involved in arbitration proceedings at the ICC International Court of Arbitration with the former joint venture partner of Cereol S.A. (Bunge acquired Cereol in October 2002 from Edison S.p.A.) over the final purchase price of Oleina Holding S.A. and related issues (collectively referred to as the Oleina Disputes). Cereol purchased the 49% of Oleina it did not already own from its former joint venture partner for $27 million in February 2002, with the final purchase price to be determined by arbitration. In June 2005, the parties agreed to settle all claims relating to the Oleina Disputes. In connection with the settlement, Bunge paid Cereol's former joint venture partner $90 million, $85 million of which was funded by Edison, pursuant to the terms of an agreement between Edison and Bunge. Pursuant to Bunge's agreement with Edison, relating to Bunge's acquisition of Cereol, Bunge was entitled to be indemnified by Edison for certain amounts relating to the Oleina Disputes. The net impact of this settlement on Bunge's consolidated financial statements was not material.

         Settlement of Ducros Arbitration--In 2003, Cereol and Cereol Holding France entered into a settlement agreement with McCormick & Company, Incorporated, McCormick France SAS and Ducros S.A. relating to a claim for
(euro)155 million brought by McCormick over the purchase price of Ducros, which was sold to McCormick in August 2000. Under the settlement agreement, Bunge paid McCormick $57 million, which was included in the opening balance sheet of the acquired Cereol business. In connection with the settlement, Bunge paid an additional purchase price to Edison S.p.A. and Cereol's former public shareholders of approximately $42 million in the aggregate.

         Antitrust Approval of Manah Acquisition--In 2000, Bunge acquired Manah S.A., a Brazilian fertilizer company that had an indirect participation in Fosfertil S.A. Fosfertil is the main Brazilian producer of phosphate used to produce NPK fertilizers. This acquisition was approved by the Brazilian antitrust commission in February 2004. The approval was conditioned on the formalization of an operational agreement between Bunge and the antitrust commission relating to the maintenance of existing competitive conditions in the fertilizer market. Although the terms of the operational agreement have not yet been approved, Bunge does not expect them to have a material adverse impact on its business or financial results.

         Electrobras Litigation--Several of Bunge's Brazilian subsidiaries have litigation pending in Brazil against Centrais Eletricas Brasileiras S.A. (Electrobras), a publicly-traded, government controlled holding company for Brazilian electric companies. The litigation is seeking interest, including adjustments for inflation, on amounts deposited with Electrobras that were required by law from 1977 to 1993. In 2005, a Brazilian court issued a judgment in favor of a Brazilian subsidiary of Bunge in respect of its claim against Electrobras. The judgment did not specify the amount which Bunge can recover from Electrobras. Bunge is currently negotiating the final settlement amount with Electrobras and expects to complete the negotiations during 2006. The negotiated settlement requires court approval. As of December 31, 2005, Bunge has not recognized any amounts related to this claim in the consolidated financial statements pending the outcome of the negotiations with Electrobras and the court approval. Although, Bunge expects to receive up to $45 million upon final settlement based on its subsidiary's claims against Electrobras for which a judgment has been issued, amounts ultimately negotiated and approved by the Brazilian court could be substantially less. Bunge's other Brazilian subsidiaries' claims have not yet been decided by the Brazilian courts.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20. Commitments and Contingencies (Continued)

         Guarantees--Bunge has issued or was a party to the following guarantees at December 31, 2005:

                                                              Maximum Potential
        (US$ in millions)                                      Future Payments
        ------------------                                   -------------------
        Operating lease residual values(1)..................        $ 60
        Unconsolidated affiliates financing(2)..............          26
        Customer financing(3)...............................         184
                                                                --------
        Total...............................................        $270
                                                                ========
        -----------------------------

         (1) Prior to January 1, 2003, Bunge entered into synthetic lease agreements for barges and railcars originally owned by Bunge and subsequently sold to third parties. The leases are classified as operating leases in accordance with SFAS No. 13, Accounting for Leases. Any gains on the sales were deferred and recognized ratably over the initial lease terms. Bunge has the option under each lease to purchase the barges or railcars at fixed amounts, based on estimated fair values or to sell the assets. If Bunge elects to sell, it will receive proceeds up to fixed amounts specified in the agreements. If the proceeds of such sales are less than the specified fixed amounts, Bunge would be obligated under a guarantee to pay supplemental rent for the deficiency in proceeds up to a maximum of approximately $60 million at December 31, 2005. The operating leases expire through 2010. There are no recourse provisions or collateral that would enable Bunge to recover any amounts paid under this guarantee.

         (2) Prior to January 1, 2003, Bunge issued a guarantee to a financial institution related to debt of its joint ventures in Argentina, its unconsolidated affiliates. The term of the guarantee is equal to the term of the related financing, which matures in 2009. There are no recourse provisions or collateral that would enable Bunge to recover any amounts paid under this guarantee.

         (3) Bunge issued guarantees to financial institutions in Brazil related to amounts owed the institutions by certain of its customers. The terms of the guarantees are equal to the terms of the related financing arrangements, which can be as short as 120 days or as long as 360 days. In the event that the customers default on their payments to the institutions and Bunge would be required to perform under the guarantees, Bunge has obtained collateral from the customers. At December 31, 2005, $75 million of these financing arrangements were collateralized by tangible property. Bunge has determined the fair value of these guarantees to be immaterial at December 31, 2005.

         In addition, Bunge has issued parent level guarantees for the repayment of certain senior notes and senior credit facilities, which were issued or entered into by its wholly owned subsidiaries, with a carrying amount of $2,398 million at December 31, 2005. All outstanding debt related to these guarantees is included in Bunge's consolidated balance sheets at December 31, 2005 (see
Note 16 of the notes to the consolidated financial statements). There are no significant restrictions on the ability of Bunge Limited Finance Corp. or any other Bunge subsidiary to transfer funds to Bunge.

         Also, certain of Bunge's subsidiaries have provided guarantees of indebtedness of certain of their subsidiaries under certain lines of credit with various institutions. The total borrowing capacity under these lines of credit was $308 million as of December 31, 2005, of which approximately $5 million of related debt was outstanding as of such date.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20. Commitments and Contingencies (Continued)

         Freight Supply Agreements--In the ordinary course of business, Bunge enters into purchase commitments for time on ocean freight vessels and freight service on railroad lines for the purpose of transporting agricultural commodities. In addition, Bunge sells the time on these ocean freight vessels when excess freight capacity is available. These agreements typically range from two months to six years, in the case of ocean freight vessels, depending on market conditions, and 9 to 22 years in the case of railroad services. Future minimum payment obligations due under these agreements are as follows:

            (US$ in millions)
            -------------------
            Less than 1 year......................................   $     238
            1 to 3 years..........................................         412
            4 to 5 years..........................................         252
            After five years......................................       1,408
                                                                     ---------
            Total.................................................   $   2,310
                                                                     =========

         Actual amounts paid under these contracts may differ due to the variable components of these agreements and the amount of income earned on the sales of excess capacity. The agreements for the freight service on railroad lines require a minimum monthly payment regardless of the actual level of freight services used by Bunge. The costs of Bunge's freight supply agreements are typically passed through to the customers as a component of the prices charged for its products.

21.  Shareholders' Equity

         In 2005, approximately $250 million of Bunge's 3.75% convertible notes due 2022 were converted into 31.1137 common shares of Bunge Limited for each $1,000 principal amount of convertible notes. This represents a price of $32.1402 per share at which Bunge Limited common shares were issued and delivered following conversion (see Note 16 of the notes to the consolidated financial statements).

         In 2004, Bunge completed a public offering of 9,775,000 of its common shares for net proceeds of $331 million, after underwriting discounts, commissions and expenses. Bunge used the net proceeds of the offering to acquire the additional 17% of the total outstanding shares of Bunge Brasil, its publicly-traded Brazilian subsidiary that it did not already own, for $314 million in cash.

         Accumulated Other Comprehensive Income (Loss)--The following table summarizes the balances of related after tax components of accumulated other comprehensive income (loss):

                                       Foreign       Deferred                                 Deferred       Accumulated
                                       Exchange     Gain (Loss)    Treasury      Minimum     Gain (Loss)        Other
                                     Translation    on Hedging    Rate Lock      Pension         on         Comprehensive
(US$ in millions)                    Adjustment(1)  Activities    Contracts     Liability    Investments    Income (Loss)
------------------                  -------------  ------------  ------------  ------------  ------------  ---------------
Balance, January 1, 2003........     $   (1,098)   $        5    $      (21)   $      (11)   $       (1)   $     (1,126)
Other comprehensive income (loss),
   net of tax...................            489           (12)            2           (10)            1             470
                                    -------------  ------------  ------------  ------------  ------------  ---------------
Balance, December 31, 2003......           (609)           (7)          (19)          (21)            --            (656)
Other comprehensive income (loss),
   net of tax...................            217            12             2            (2)            --             229
                                    -------------  ------------  ------------  ------------  ------------  ---------------
Balance, December 31, 2004......           (392)            5           (17)          (23)            --            (427)
Other comprehensive income (loss),
   net of tax...................            101            (1)            2             2            11             115
                                    -------------  ------------  ------------  ------------  ------------  ---------------
Balance, December 31, 2005......     $     (291)   $        4    $      (15)   $      (21)   $       11    $       (312)
                                     ============  ============  ============  ============  =============  ===============

-----------------------------

(1) Bunge has significant operating subsidiaries in Brazil, Argentina and Europe. The functional currency of Bunge's subsidiaries is the local currency. The assets and liabilities of these subsidiaries are translated into U.S. dollars from local currency at month end exchange rates, and the resulting foreign exchange translation gains and losses are recorded in the consolidated balance sheets as a component of accumulated other comprehensive income (loss).

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

22. Earnings Per Share

         Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding, excluding any dilutive effects of stock options, restricted stock unit awards and convertible notes during the reporting period. Diluted earnings per share is computed similar to basic earnings per share, except that the weighted average number of common shares outstanding is increased to include additional shares from the assumed exercise of stock options, restricted stock unit awards and convertible notes, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire common shares at the average market price during the reporting period. In addition, prior to conversion of the convertible notes in 2005 (see Notes 16 and 21 of the notes to the consolidated financial statements), Bunge accounted for the effect of the convertible notes on its diluted earnings per share computation using the if converted method. Under this method, the convertible notes were assumed to be converted and the interest expense, net of tax, related to the convertible notes is added back to earnings.

         The computation of diluted earnings per common share for the years ended December 31, 2005, 2004 and 2003 includes the weighted average common shares that would be issuable upon conversion of Bunge's 3.75% convertible notes due 2022. Substantially all holders of the aggregate principal amount of the $250 million convertible notes converted their notes into an aggregate of 7,777,927 shares of Bunge Limited common stock, of which 7,532,542 shares were issued upon conversion of the convertible notes in November 2005 at the conversion rate of 31.1137 common shares of Bunge Limited for each $1,000 principal amount of convertible notes. This represents a price of $32.1402 per share at which Bunge Limited common shares were issued and delivered following conversion (see Note 16 and 21 of the notes to the consolidated financial statements). The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2005, 2004 and 2003.

                                                                                      Year Ended December 31,
                                                                           -----------------------------------------------
(US$ in millions, except for share data)                                         2005             2004            2003
-----------------------------------------                                  --------------  --------------  ---------------
Income from continuing operations--basic..............................     $         530    $         469   $         418
Interest on convertible notes, net of tax.............................                 5                5               5
                                                                           --------------  --------------  ---------------
Income from continuing operations--diluted............................     $         535    $         474   $         423
                                                                           ==============  ==============  ===============
Weighted average number of common shares outstanding:
Basic.................................................................       112,131,739      106,015,869      99,745,825
Effect of dilutive shares:
--stock options and awards............................................         1,994,337        1,879,762       1,129,777
--convertible notes...................................................         6,727,852        7,778,425       7,778,425
                                                                           --------------  --------------  ---------------
Diluted...............................................................       120,853,928      115,674,056     108,654,027
                                                                           ==============  ==============  ===============
Income from continuing operations per share:
Basic................................................................      $        4.73     $       4.42    $       4.19
Diluted..............................................................      $        4.43     $       4.10    $       3.89

23. Stock-Based Compensation

         Equity Incentive Plan--Bunge has an Equity Incentive Plan, which is a shareholder approved plan. Under the plan, the compensation committee of the board of directors may award equity based compensation to officers, employees, consultants and independent contractors. Awards under the plan may be in the form of stock options (statutory or non-statutory), restricted stock units (performance-based or time-vested) or other awards.

         Stock Option Awards--Generally, stock options to purchase Bunge Limited common shares are non-statutory and granted at not less than fair market value on the date of grant, as determined under the Equity Incentive Plan. Options generally vest on a pro-rata basis over a three-year period on the anniversary date of the grant. Vesting may be accelerated in certain circumstances such as a change in control of Bunge.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23. Stock-Based Compensation (Continued)

         Restricted Stock Units--Performance-based restricted stock units and time-vested restricted stock units are granted to a limited number of key employees. The performance-based restricted stock units are awarded at the beginning of a three-year performance period and vest following the end of the three-year performance period. The vesting of the performance-based restricted stock units is dependent on Bunge obtaining certain targeted cumulative earnings per share (EPS) or segment operating profit (for awards granted to employees of operating companies) during the three-year performance period. The targeted cumulative EPS under the plan is based on income per share from continuing operations adjusted for non-recurring charges and other one-time events at the discretion of Bunge's compensation committee. Vesting may be accelerated in certain situations such as a change in control of Bunge. The actual award is calculated based on a sliding scale whereby 50% of the granted performance-based restricted stock unit award vests if the minimum target is achieved. No vesting occurs if cumulative EPS or the segment operating profit is less than the minimum target. The award is capped at 150% of the grant for cumulative EPS performance in excess of the maximum target for the award grants prior to 2004 and at 200% of the grant for cumulative EPS performance or segment operating profit in excess of the maximum target beginning with the 2004 award grants. For awards granted in or prior to 2004, performance-based restricted stock unit awards may be paid out, at the participant's election, subject to the discretion of Bunge's compensation committee, in cash, in Bunge Limited common shares or a combination thereof, once the specified terms and conditions of the award are satisfied. Beginning with awards granted in 2005, performance-based restricted stock unit awards will be settled solely in common shares. At the time of settlement, a participant holding a vested performance-based restricted stock unit award will also be entitled to receive corresponding dividend equivalent payments.

         The time-vested restricted stock unit awards are subject to vesting periods varying from three to five years and vest on a pro-rata basis over the applicable vesting period or at the end of the applicable vesting period. Vesting may be accelerated in certain circumstances such as a change in control of Bunge. The time-vested restricted stock units are paid out in Bunge Limited common shares once the applicable vesting terms are satisfied. At the time of pay out, a participant holding a time-vested restricted stock unit award will also be entitled to receive corresponding dividend equivalent payments.

         At December 31, 2005 and 2004, there were 1,115,366 and 763,208, respectively, of performance-based and time-vested restricted stock units granted that had not yet vested. During 2005, Bunge issued approximately 102,185 shares with a weighted average fair value of $54.01 per share primarily pursuant to outstanding performance-based restricted stock unit awards that had become vested. During 2004, Bunge issued approximately 74,894 shares with a weighted average fair value of $38.52 per share primarily pursuant to outstanding performance-based restricted stock unit awards that had become vested.

         Non-Employee Directors' Equity Incentive Plan--Bunge has a Non-Employee Directors' Equity Incentive Plan (Directors' Plan). The Directors' Plan is a shareholder approved plan. The Directors' Plan provides for awards of non-statutory stock options to non-employee directors. The options vest and are exercisable on the January 1st following the date of grant, assuming the director continues service as a member of the board of directors of Bunge until such date. Vesting may be accelerated in certain situations such as a change in control of Bunge.

         Available Options--Bunge has reserved 11,918,470 and 595,923 common shares for grants of stock options and other stock awards under the Equity Incentive Plan and the Directors' Plan, respectively. At December 31, 2005, 5,228,000 and 153,923 common shares were available for grant under the Equity Incentive Plan and Directors' Plan, respectively. The Equity Incentive Plan and the Directors' Plan provide that up to 10.0% and 0.5%, respectively, of Bunge's total outstanding common shares may be reserved for issuance pursuant to awards under the plans. Therefore, the number of shares reserved under the plans will increase as the number of Bunge's total issued common shares outstanding increases.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.  Stock-Based Compensation (Continued)

         A summary of Bunge's stock option activity for the Equity Incentive Plan and the Directors' Plan and related information was as follows:

                                                                                                       Weighted
                                                                                                       Average
                                                                                     Number of      Exercise Price
                                                                                      Shares          per Share
                                                                                  ---------------  ------------------

        Options outstanding at January 1, 2003...............................         3,180,759         $18.53
        Granted..............................................................         1,123,800          25.22
        Exercised............................................................          (407,653)         17.54
        Forfeited............................................................           (21,666)         20.38
        Expired..............................................................                --          --
                                                                                  ---------------
        Options outstanding at December 31, 2003.............................         3,875,240         $20.57
        Granted..............................................................           801,600          36.93
        Exercised............................................................          (913,238)         19.09
        Forfeited............................................................           (43,300)         26.00
        Expired..............................................................                --          --
                                                                                  ---------------
        Options outstanding at December 31, 2004.............................         3,720,302         $24.40
        Granted..............................................................           607,550          53.46
        Exercised............................................................          (633,134)         20.99
        Forfeited............................................................           (43,228)         33.91
        Expired..............................................................                --          --
                                                                                  ---------------
        Options outstanding at December 31, 2005.............................         3,651,490         $29.72
                                                                                  ===============

        Exercisable options:
        December 31, 2003....................................................         1,726,865         $18.28
        December 31, 2004....................................................         1,950,706         $19.49
        December 31, 2005....................................................         2,279,826         $22.60

         Information regarding stock options outstanding and exercisable at December 31, 2005 was as follows:


                                                      Options Outstanding                       Options Exercisable
                                        -----------------------------------------------  ----------------------------------
                                                                            Weighted
                                                                             Average
                                                           Weighted         Remaining                         Weighted
                                                            Average        Contractual                         Average
Range of Exercise Prices                   Number       Exercise Price    Life in Years       Number       Exercise Price
------------------------                ------------  -----------------  ---------------  --------------  ------------------
$15.88-$16.00....................           562,219           $15.97            5.3           562,219              $15.97
$18.88-$21.61....................           933,886           $20.97            5.9           933,886              $20.97
$21.62-$25.22....................           812,885           $25.22            7.2           504,536              $25.22
$35.46-$37.08....................           746,016           $36.92            8.2           278,351              $36.66
$52.66-$61.51....................           596,484           $53.48            9.2               834              $52.66

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

24. Lease Commitments

         Bunge routinely leases storage facilities, transportation equipment and office facilities under operating leases. Minimum lease payments under non-cancelable operating leases at December 31, 2005 were as follows:

        (US$ in millions)
        ------------------
        2006...........................................................   $118
        2007...........................................................    107
        2008...........................................................     94
        2009...........................................................     59
        2010...........................................................     50
        Thereafter.....................................................    152
                                                                          ----
        Total..........................................................   $580
                                                                          ====

         Rent expense under non-cancelable operating leases was $134 million, $89 million and $62 million for 2005, 2004 and 2003, respectively.

25. Argentina

         In 2002, Bunge commenced recording an allowance against certain recoverable taxes owed to it by the Argentine government due to delayed payment and uncertainty regarding the local economic environment. The balance of this allowance fluctuated depending on the sales activity of existing inventories, the purchase of new inventories, seasonality, changes in applicable tax rates, cash payment by the Argentine government and compensation of outstanding balances against income or certain other taxes owed to the Argentine government. At December 31, 2005 and 2004, this allowance for recoverable taxes was zero and $27 million, respectively. In the year ended December 31, 2005, Bunge decreased the remaining balance of this allowance in the amount of $27 million as a result of the Argentine recoverable tax payments being received without delays and the improvement in the Argentine government's financial condition. In the year ended December 31, 2004, Bunge increased this allowance in the amount of $2 million as a result of increased purchases of commodity inventories in the first half of the 2004 year. In the year ended December 31, 2003, Bunge decreased this allowance in the amount of $39 million as a result of either cash recoveries by Bunge or compensation against taxes owed by Bunge to the Argentine government.

26. Operating Segments and Geographic Areas

         During 2004, Bunge reclassified certain consumer product lines from the agribusiness segment to the edible oil products segment. As a result, amounts for the year ended December 31, 2003 have been reclassified to conform to the 2004 presentation.

         In the first quarter 2006 Form 10-Q, Bunge reclassified certain edible oil product lines from the agribusiness segment to the edible oil products segment. As a result, amounts for the years ended December 31, 2005, 2004 and 2003 have been reclassified to conform to the 2006 presentation.

         Bunge has four reporting segments--agribusiness, fertilizer, edible oil products and milling products, which are organized based upon similar economic characteristics and are similar in nature of products and services offered, the nature of production processes, the type and class of customer and distribution methods. The agribusiness segment is characterized by both inputs and outputs being agricultural commodities and thus high volume and low margin. The activities of the fertilizer segment include raw material mining, mixing fertilizer components and marketing products. The edible oil products segment involves the manufacturing and marketing of products derived from vegetable oils. The milling products segment involves the manufacturing and marketing of products derived primarily from wheat and corn. Bunge evaluates segment performance based on operating segment profit.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26.  Operating Segments and Geographic Areas (Continued)

         The "Unallocated" column in the following table contains the reconciliation between the totals for reportable segments and Bunge consolidated totals, which consists primarily of corporate items not allocated to the operating segments, inter-segment eliminations and principally the Solae joint venture. Transfers between the segments are generally valued at market. The revenues generated from these transfers are shown in the following table as "Inter-segment revenues."

         Operating Segment Information

                                                                      Edible
                                                                      Oil        Milling
(US$ in millions)                           Agribusiness   Fertilizer Products   Products    Other   Unallocated   Total
------------------                        --------------- ----------- ---------  ---------  -------  ------------ --------
2005
Net sales to external customers........     $  17,357       $ 2,674    $ 3,385    $   859    $   --    $      --   $24,275
Inter-segment revenues.................         1,974            --         84         22        --       (2,080)       --
Gross profit(1)........................           821           341        284        125        --           --     1,571
Foreign exchange gain (loss)...........            29           (47)        --         (1)       --           (3)      (22)
Interest income........................            21            57          3          2        --           21       104
Interest expense.......................          (140)          (41)       (35)        (7)       --           (8)     (231)
Segment operating profit...............           275            81         37         63        --           --       456
Depreciation, depletion and amortization
   expense.............................          (110)         (104)       (50)       (14)       --           --      (278)
Investments in affiliates..............            57             9         75         21        --          423       585
Total assets...........................         5,867         2,774      1,682        388        --          735    11,446
Capital expenditures...................     $     267       $   135    $   109    $    11    $   --    $      --   $   522
2004
Net sales to external customers........     $  17,911       $ 2,581    $ 3,872    $   804    $   --    $      --   $25,168
Inter-segment revenues.................         1,433            --         54         17        --       (1,504)       --
Gross profit(2)........................           936           601        257         92        --           --     1,886
Foreign exchange gain (loss)...........           (17)          (32)         5         --        --           13       (31)
Interest income........................            21            50          6          3        --           23       103
Interest expense.......................          (111)          (50)       (32)        (8)       --          (13)     (214)
Segment operating profit...............           358           372         79         41        --           --       850
Depreciation, depletion and amortization
   expense.............................           (89)          (70)       (41)       (12)       --           --      (212)
Investments in affiliates..............            17             8         64         20        --          455       564
Total assets...........................         5,510         2,428      1,692        328        --          949    10,907
Capital expenditures...................     $     211       $   158    $    59    $     9    $   --    $      --   $   437
2003
Net sales to external customers.......      $  16,224       $ 1,954    $ 3,184    $   751    $   52    $      --   $22,165
Inter-segment revenues................            646            --         70         22        --         (738)       --
Gross profit(3)(4)....................            549           373        284         81        18           --     1,305
Foreign exchange gain (loss)..........             89           (20)        --         --        (1)          24        92
Interest income.......................             26            53          6         --        --           17       102
Interest expense......................            (80)          (35)       (24)        (8)       (2)         (66)     (215)
Segment operating profit(5)...........            252           242         86         30         8           --       618
Depreciation, depletion and amortization
   expense............................            (77)          (57)       (37)       (13)       --           --      (184)
Investments in affiliates.............              5             6         36          8        --          482       537
Total assets..........................          5,872         1,738      1,213        324        --          737     9,884
Capital expenditures..................      $     169       $    73    $    48    $    14    $   --    $      --   $   304

-----------------------------
(1) In the fourth quarter of 2005, Bunge recorded in cost of goods sold in its consolidated statement of income a pretax long-lived asset impairment charge of $35 million in its agribusiness segment related to two oilseed processing plants in Brazil and an oilseed processing plant in India. In the fourth quarter of 2005, Bunge also recorded restructuring charges in Brazil and Europe of $10 million in its agribusiness segment, $2 million in its edible oil products segment and $2 million in its fertilizer segment (see Note 9 of the notes to the consolidated financial statements).

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26. Operating Segments and Geographic Areas (Continued)

(2) In 2004, Bunge recorded pretax long-lived asset impairment charges of $7 million in its edible oil segment, related to its refining and packaging operations in North and South America. In addition, in 2004, Bunge recorded a $10 million long-lived asset impairment charge and a $7 million restructuring charge in its agribusiness segment related to its oilseed operations in Western Europe. These charges are included in cost of goods sold in Bunge's consolidated statement of income (see
         Note 9 of the notes to the consolidated financial statements).

(3) In the fourth quarter of 2003, Bunge recorded in cost of goods sold in its consolidated statement of income a pretax goodwill impairment charge of $16 million and a pretax long-lived asset impairment charge of $40 million in its agribusiness segment related to fixed assets at its European oilseed processing facilities (see Note 9 of the notes to the consolidated financial statements).

(4) Agribusiness gross profit for the year ended December 31, 2003, included a pretax non-cash curtailment gain of $15 million reflecting a reduction of pension and postretirement healthcare benefits of certain U.S. employees recorded in cost of goods sold. Edible oil products and milling products gross profit included a pretax non-cash curtailment gain of $1 million and $1 million, respectively, for year ended December 31, 2003, related to the reduction of pension and postretirement healthcare benefits of certain U.S. employees recorded in cost of goods sold.

(5) Agribusiness segment profit for year ended December 31, 2003, included pretax non-cash curtailment gains totaling $20 million reflecting a reduction of pension and postretirement healthcare benefit liabilities due to the transfer of employees to Solae and a reduction of pension and postretirement healthcare benefits of certain U.S. employees recorded in cost of goods sold and in selling, general and administrative expenses (SG&A). Edible oil products and milling products segment operating profit included total pretax non-cash curtailment gains of $2 million and $2 million, respectively, for the year ended December 31, 2003, related to the reduction of pension and postretirement healthcare benefits of certain U.S. employees recorded in cost of goods sold and in SG&A.

         Segment operating profit, a measure of segment profitability, includes the allocation of the financial costs of carrying operating working capital, including foreign exchange gains and losses and interest expense on debt financing working capital and interest income earned on working capital items, which is consistent with how management views the results for operational purposes.

         A reconciliation of income from continuing operations before income tax and minority interest to total consolidated segment operating profit follows:

                                                                                        Year Ended December 31,
                                                                                --------------------------------------
(US$ in millions)                                                                  2005          2004          2003
------------------                                                              -----------  ------------  -----------
Income from continuing operations before income tax and minority interest....        $519        $904          $723
Unallocated (income) expense--net(1)..........................................        (63)        (54)            6
Gain on sale of ingredients business.........................................          --          --          (111)
                                                                                     -----       -----         -----
Segment operating profit.....................................................        $456        $850          $618
                                                                                     =====       =====         =====

-----------------------------
(1) Unallocated (income) expense--net included interest income, interest expense, foreign exchange gains and losses and other income and expense not directly attributable to Bunge's operating segments.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26. Operating Segments and Geographic Areas (Continued)

         Net sales by product group to external customers were as follows:

                                                Year Ended December 31,
                                        ----------------------------------------
(US$ in millions)                           2005          2004          2003
------------------                      ------------  -----------  -------------
Agricultural commodities products...       $17,357      $17,911       $16,224
Fertilizer products.................         2,674        2,581         1,954
Edible oil products.................         3,385        3,872         3,184
Wheat milling products..............           564          479           500
Corn milling products...............           295          325           251
Soy ingredient products.............            --           --            52
                                           -------      -------       -------
Total...............................       $24,275      $25,168       $22,165
                                           =======      =======       =======

         Geographic area information for net sales to external customers, determined based on the location of the subsidiary making the sale, and long-lived assets follows:


                                               Year Ended December 31,
                                        ----------------------------------------
(US$ in millions)                            2005          2004          2003
------------------                      ------------  -----------  -------------
Net sales to external customers:
   Europe..........................     $    8,904   $    8,777    $    7,176
   United States...................          6,076        6,783         6,129
   Brazil..........................          4,994        4,939         3,894
   Asia............................          2,956        3,225         3,451
   Canada..........................            957        1,160         1,216
   Argentina.......................            362          262           275
   Rest of world...................             26           22            24
                                        ----------   ----------    ----------
Total..............................     $   24,275   $   25,168    $   22,165
                                        ==========   ==========    ==========

                                                   December 31,
                                        ----------------------------------------
(US$ in millions)                           2005          2004          2003
------------------                      ------------  -----------  -------------
Long-lived assets(1):
   Brazil..........................     $    2,035   $    1,759    $    1,323
   United States...................            963        1,021         1,052
   Europe..........................            505          410           302
   Argentina.......................            137          113            80
   Rest of world...................            153          120           110
                                        ----------   ----------    ----------
Total..............................     $    3,793   $    3,423    $    2,867
                                        ==========   ==========    ==========

-----------------------------
(1) Long-lived assets include property, plant and equipment, net, goodwill and other intangible assets, net and investments in affiliates.

                         BUNGE LIMITED AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

27. Quarterly Financial Information (Unaudited)

                                                                               Quarter
                                        ----------------------------------------------------------------------------------
                                               First           Second           Third           Fourth         Year End
                                        -----------------  --------------  --------------   --------------  --------------
                                                              (US$ in millions, except per share data)
2005
Volumes (in millions of metric tons)..                 26              32              30               29             117
Net sales.............................     $        5,451  $        5,872  $        6,226   $        6,726  $       24,275
Gross profit(1).......................                385             427             407              352           1,571
Income from continuing operations.....                 98             113             170              149             530
Net income............................     $           98  $          113  $          170   $          149  $          530
Earnings per common share--basic(4)
Income from continuing operations.....     $          .88  $         1.02  $         1.53   $         1.29  $         4.73
                                        -----------------  --------------  --------------   --------------  --------------
Net income per share..................     $          .88  $         1.02  $         1.53   $         1.29  $         4.73
                                        =================  ==============  ==============   ==============  ==============
Earnings per common share--diluted(3)(4)
Income from continuing operations.....     $          .82  $          .94  $         1.41   $         1.25  $         4.43
                                        -----------------  --------------  --------------   --------------  --------------
Net income per share..................     $          .82  $          .94  $         1.41   $         1.25  $         4.43
                                        =================  ==============  ==============   ==============  ==============

---------------------------------------------------------------------------------------------------------------------------
Weighted average number of shares             110,752,441     110,986,481     111,361,292      115,384,311     112,131,739
   outstanding--basic..................
Weighted average number of shares
   outstanding--diluted................       120,638,146     120,893,138     120,982,588      120,773,361     120,853,928
---------------------------------------------------------------------------------------------------------------------------
Market price:
   High...............................     $        57.75  $        65.10  $        67.31   $        57.01
   Low................................     $        50.84  $        48.99  $        51.95   $        48.30
---------------------------------------------------------------------------------------------------------------------------
2004
Volumes (in millions of metric tons)..                 24              29              29               27             109
Net sales.............................     $        5,739  $        6,657  $        6,560   $        6,212  $       25,168
Gross profit(2).......................                365             496             553              472           1,886
Income from continuing operations.....                 70             112             182              105             469
Net income............................     $           70  $          112  $          182   $          105  $          469
Earnings per common share--basic(4)
Income from continuing operations.....     $          .70  $         1.08  $         1.65   $          .95  $         4.42
                                        -----------------  --------------  --------------   --------------  --------------
Net income per share..................     $          .70  $         1.08  $         1.65   $          .95  $         4.42
                                        =================  ==============  ==============   ==============  ==============
Earnings per common share--diluted(3)(4)
Income from continuing operations.....     $          .65  $         1.00  $         1.53   $          .89  $         4.10
                                        -----------------  --------------  --------------   --------------  --------------
Net income per share..................     $          .65  $         1.00  $         1.53   $          .89  $         4.10
                                        =================  ==============  ==============   ==============  ==============
---------------------------------------------------------------------------------------------------------------------------
Weighted average number of shares             100,016,833     103,434,409     110,080,027      110,438,941     106,015,869
   outstanding--basic..................
Weighted average number of shares
   outstanding--diluted................       109,565,699     112,891,787     119,624,913      120,279,197     115,674,056
---------------------------------------------------------------------------------------------------------------------------
Market price:
   High...............................     $        40.22  $        41.27  $        40.98   $        57.08
   Low................................     $        32.99  $        34.07  $        36.96   $        38.80
---------------------------------------------------------------------------------------------------------------------------

-----------------------------
(1) In the fourth quarter of 2005, Bunge recorded in cost of goods sold in its consolidated statement of income a pretax long-lived asset impairment charge of $35 million in its agribusiness segment related to two oilseed processing plants in Brazil and an oilseed processing plant in India. In the fourth quarter of 2005, Bunge also recorded restructuring charges in Brazil and Europe of $10 million in its agribusiness segment, $2 million in is edible oil products segment and $2 million in its fertilizer segment (see Note 9 of the notes to the consolidated financial statements).

(2) In the first quarter of 2004, Bunge recorded in cost of goods sold in its consolidated statement of income a pretax long-lived asset impairment charge of $3 million in its edible oil products segment in North America related to its refining and packaging operations. In the fourth quarter of 2004, Bunge recorded long-lived asset impairment charges of $10 million in its agribusiness segment related to the oilseed operations in Western Europe and $4 million in its edible oil products segment related to the refining and packaging operations in South America. In addition, Bunge recorded a restructuring charge of $7 million in its agribusiness segment related to the oilseed operations in Western Europe (see Note 9 of the notes to the consolidated financial statements).

(3) Diluted earnings per share include common shares that would have been issuable upon the conversion of convertible notes and related interest expense in the calculation of diluted earnings per share for the period presented (see Note 22 of the notes to the consolidated financial statements).

(4) Earnings per share for both basic and diluted is computed independently for each period presented. As a result, the sum of the quarterly earnings per share for the years ended December 31, 2005 and 2004 does not equal the total computed for the year.

28. Subsequent Events

         On February 24, 2006, Bunge announced that it will pay a regular quarterly cash dividend of $.15 per share on May 31, 2006 to shareholders of record on May 17, 2006. In addition, on February 28, 2006, Bunge paid a regular quarterly cash dividend of $.15 per share to shareholders of record on February 14, 2006.